Exhibit 10.2

CERTAIN IDENTIFIED INFORMAITON HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CUASE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

Published Deal CUSIP number: 37045PAX1

Published DDTL Facility CUSIP number: 37045PAY9

364-DAY DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Among

GENERAL MOTORS COMPANY,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

Dated as of November 29, 2023

BANK OF AMERICA, N.A. as Administrative Agent, and BOFA SECURITIES, INC., as Joint Lead Arranger and Joint Bookrunner	GOLDMAN SACHS BANK USA as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

BARCLAYS BANK PLC as Co-Documentation Agent, Joint Lead Arranger and Joint Bookrunner	CITIBANK, N.A. as Co-Documentation Agent, Joint Lead Arranger and Joint Bookrunner

i

Section 3 [RESERVED]		47

Section 4 REPRESENTATIONS AND WARRANTIES		47

4.1.	Financial Condition	47

4.2.	No Change	47

4.3.	Existence	47

4.4.	Power; Authorization; Enforceable Obligations	47

4.5.	No Legal Bar	47

4.6.	Litigation	47

4.7.	No Default	48

4.8.	Ownership of Property	48

4.9.	Intellectual Property	48

4.10.	Federal Regulations	48

4.11.	ERISA	48

4.12.	Investment Company Act	48

4.13.	[Reserved]	48

4.14.	Use of Proceeds	48

4.15.	Anti-Corruption Laws and Sanctions	48

4.16.	Solvency	49

Section 5 CONDITIONS PRECEDENT		49

5.1.	Conditions to Effective Date	49

5.2.	Conditions to each Funding Date	50

Section 6 AFFIRMATIVE COVENANTS		51

6.1.	Financial Statements	51

6.2.	Compliance Certificates	51

6.3.	Maintenance of Business; Existence	51

6.4.	Maintenance of Insurance	51

6.5.	Notices	51

6.6.	Guarantors, etc.	51

6.7.	Books and Records	52

6.8.	Ratings	52

Section 7 NEGATIVE COVENANTS		52

7.1.	Minimum Liquidity	52

7.2.	Indebtedness	52

7.3.	Asset Sale Restrictions	52

7.4.	Fundamental Changes	53

7.5.	Anti-Corruption Laws and Sanctions	53

Section 8 EVENTS OF DEFAULT		53

Section 9 ADMINISTRATIVE AGENT		55

9.1.	Appointment and Authority	55

9.2.	Rights as a Lender	55

9.3.	Exculpatory Provisions	55

9.4.	[Reserved]	56

9.5.	Delegation of Duties	56

9.6.	Resignation of Administrative Agent	56

9.7.	Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders	58

9.8.	No Other Duties, Etc.	58

9.9.	Administrative Agent May File Proofs of Claim	58

9.10.	Guarantee Matters	59

9.11.	Certain ERISA Matters	59

9.12.	Recovery of Erroneous Payments	60

Section 10 MISCELLANEOUS		60

10.1.	Amendments and Waivers	60

10.2.	Notices	62

10.3.	No Waiver; Cumulative Remedies	65

10.4.	Survival of Representations and Warranties	65

10.5.	Payment of Expenses; Limitation of Liability; Indemnity	65

10.6.	Successors and Assigns; Participations and Assignments	67

10.7.	Adjustments	70

10.8.	Counterparts; Electronic Execution	70

10.9.	Severability	71

10.10.	Integration	71

10.11.	GOVERNING LAW	72

10.12.	Submission to Jurisdiction; Waivers	72

10.13.	Judgment	72

10.14.	Acknowledgments	72

10.15.	Releases of Guarantees	73

10.16.	Confidentiality	73

10.17.	WAIVERS OF JURY TRIAL	74

10.18.	USA Patriot Act and the Beneficial Ownership Regulation	74

10.19.	[Reserved]	74

10.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	74

10.21.	Acknowledgement Regarding Any Supported QFCs	75

10.22.	Interest Rate Limitations	75

SCHEDULES:

1.1A	Commitments
1.1B	Initial Excluded Subsidiaries
1.1C	Applicable Pricing Grid
1.1D	Existing Liens
1.1E	Excluded Subsidiary Businesses
4.6	Litigation

EXHIBITS:

A	Form of Guarantee
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	[Reserved]
F	Form of Closing Certificate
G	Form of Assignment and Assumption
H	[Reserved]
I-1	Form of Exemption Certificate for Non-Partnership Non-U.S. Lenders
I-2	Form of Exemption Certificate for Partnership Non-U.S. Lenders
I-3	Form of Exemption Certificate for Non-Partnership Non-U.S. Participants
I-4	Form of Exemption Certificate for Partnership Non-U.S. Participants
J	Form of Compliance Certificate
K	Form of Note
L	Form of Borrowing Request

v

364-DAY DELAYED DRAW TERM LOAN CREDIT AGREEMENT, dated as of November 29, 2023 (this “Agreement”), among GENERAL MOTORS COMPANY, a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties hereto, as lenders (collectively, the “Lenders”), BANK OF AMERICA, N.A. (and any of its branches and affiliates acting on its behalf in such capacity), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), GOLDMAN SACHS BANK USA as syndication agent (in such capacity, the “Syndication Agent”) and BARCLAYS BANK PLC and CITIBANK, N.A., each as co-documentation agent (in such capacity, the “Co-Documentation Agents”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Effective Date (as defined below), this Agreement shall be effective as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2022 10-K” has the meaning assigned to such term in Section 4.1.

“2023 364-Day Revolving Credit Agreement” means (i) that certain Fifth Amended and Restated 364-Day Revolving Credit Agreement, dated as of March 31, 2023, among the Company, GMF, certain other subsidiaries of the Company from time to time party thereto as borrowers, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent and Bank of America, N.A., as co-syndication agent and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation, irrespective of the amount thereof or any combination of any one or more of the foregoing, that has been incurred to extend, replace, renew, defease, exchange, repay, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the 2023 364-Day Revolving Credit Agreement referred to in clause (i) above or any other agreement or instrument referred to in this clause (ii) unless the Company notifies the Administrative Agent that it is not intended to be a “2023 364-Day Revolving Credit Agreement” hereunder. All references to the “2023 364-Day Revolving Credit Agreement” in this Agreement shall refer to any 2023 364-Day Revolving Credit Agreement then extant.

“2023 364-Day Total Available Commitments” means the “Total Available Commitments” (or equivalent term) under, and as defined in, the 2023 364-Day Revolving Credit Agreement (it being understood that if there is more than one 2023 364-Day Revolving Credit Agreement in effect at any time, references hereunder to “2023 364-Day Total Available Commitments” shall be deemed to mean the sum of the “2023 364-Day Total Available Commitments” (as defined above) under each such agreement).

“3-Year Revolving Credit Agreement” means (i) that certain Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023, among the Company, GMF, certain other subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation, irrespective of the amount thereof or any combination of any one or more of the foregoing, that has been incurred to extend, replace, renew, defease, exchange, repay, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Fifth Amended and Restated Three Year Revolving Credit Agreement referred to in clause (i) above or any other agreement or instrument referred to in this clause (ii) unless the Company notifies the Administrative Agent that it is not intended to be a “3-Year Revolving Credit Agreement” hereunder. All references to the “3-Year Revolving Credit Agreement” in this Agreement shall refer to any 3-Year Revolving Credit Agreement then extant.

“3-Year Total Available Commitments” means the “Total Available Commitments” (or equivalent term) under, and as defined in, the 3-Year Revolving Credit Agreement (it being understood that if there is more than one 3-Year Revolving Credit Agreement in effect at any time, references hereunder to “3-Year Total Available Commitments” shall be deemed to mean the sum of the “3-Year Total Available Commitments” (as defined above) under each such agreement).

“5-Year Revolving Credit Agreement” means (i) that certain Fourth Amended and Restated Five Year Revolving Credit Agreement, dated as of March 31, 2023, among the Company, GMF, certain other subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation, irrespective of the amount thereof or any combination of any one or more of the foregoing, that has been incurred to extend, replace, renew, defease, exchange, repay, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Fourth Amended and Restated Five Year Revolving Credit Agreement referred to in clause (i) above or any other agreement or instrument referred to in this clause (ii) unless the Company notifies the Administrative Agent that it is not intended to be a “5-Year Revolving Credit Agreement” hereunder. All references to the “5-Year Revolving Credit Agreement” in this Agreement shall refer to any 5-Year Revolving Credit Agreement then extant.

“5-Year Total Available Commitments” means the “Total Available Commitments” (or equivalent term) under, and as defined in, the 5-Year Revolving Credit Agreement (it being understood that if there is more than one 5-Year Revolving Credit Agreement in effect at any time, references hereunder to “5-Year Total Available Commitments” shall be deemed to mean the sum of the “5-Year Total Available Commitments” (as defined above) under each such agreement).

“ABR” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day), plus 1.00%; provided, that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.18 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.18(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the rate determined pursuant to this definition of “ABR” shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Ancillary Document” has the meaning assigned to it in Section 10.8.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means, for any Lender, such Lender’s office, branch or affiliate designated for Term Benchmark Loans, Daily Simple SOFR Loans or ABR Loans, as notified to the Administrative Agent and the Company or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.23, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Company.

“Applicable Margin” means, for any day, with respect to any ABR Loan, Daily Simple SOFR Loan or Term Benchmark Loan, as the case may be, the applicable rate per annum set forth under the relevant column heading in the Applicable Pricing Grid, based upon the Applicable Rating in effect on such day.

“Applicable Pricing Grid” means the table set forth on Schedule 1.1C.

“Applicable Rating” means the Index Debt Rating.

“Approved Electronic Platform” has the meaning assigned to such term in Section 10.2(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Syndication Agent, Bookrunners, Lead Arrangers, Co-Documentation Agents, or other agents identified on the cover page to this Agreement.

“Assignee” has the meaning assigned to such term in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit G.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.18.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated, and (c) and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, with respect to any (i) Daily Simple SOFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.18.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan subject to the occurrence of a Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning assigned to such term in Section 10.7.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Loan in substantially the form of Exhibit L.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Daily Simple SOFR Loans and any interest rate setting, fundings, disbursements, settlements or payments of any such Daily Simple SOFR Loan, or any other dealings of such Daily Simple SOFR Loan, and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.20, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. For purposes of this definition and Section 2.20, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) -5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or (b) Continuing Directors cease to constitute at least a majority of the members of the board of directors of the Company.

“CLO” means any person that is primarily engaged in the issuance of securities based on, collateralized by or otherwise backed by one or more pools of assets consisting primarily of bank loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Rate” means, for each day, the rate per annum equal to [***]%.

“Commitment Termination Date” means June 28, 2024, or, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.11.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its affiliates, or the transactions contemplated by this Agreement or the other Loan Documents.

“Company” has the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit J.

“Consolidated Domestic Liquidity” means, as of any date of determination, the sum of (a) the 3-Year Total Available Commitments at such date plus (b) the 5-Year Total Available Commitments at such date plus (c) the 2023 364-Day Total Available Commitments plus (d) the Total Commitments at such date plus (e) the total available commitments (after giving effect to any applicable borrowing base limitations) under other then-effective committed credit facilities of the Company or any Domestic Subsidiary, but excluding any warehouse facility of GMF plus (f) total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Domestic Subsidiaries (other than Domestic Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as determined by the Company based on adjustments to the amount of total cash (other than restricted cash), cash equivalents and Marketable Securities, as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC.

“Consolidated Global Liquidity” means as of any date of determination, the sum of (a) the 3-Year Total Available Commitments as of such date plus (b) the 5-Year Total Available Commitments as of such date plus (c) the 2023 364-Day Total Available Commitments plus (d) the Total Commitments at such date plus (e) the total available commitments (after giving effect to any applicable borrowing base limitations) under other then-effective committed credit facilities of the Company or any of its Subsidiaries, but excluding any warehouse facility of GMF plus (f) total cash (other than restricted cash), cash equivalents and Marketable Securities of the Company and its Subsidiaries (other than Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC.

“Consolidated Tangible Assets” means the aggregate amount of the Company’s consolidated assets after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1 prepared in accordance with GAAP.

“Consolidated Total Assets” means, at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries.

“Continuing Director” means, at any date, an individual (a) who is a member of the board of directors of the Company on the Effective Date or (b) who has been nominated or appointed to be a member of such board of directors, or approved or otherwise ratified, by a majority of the other Continuing Directors then in office.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.21.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its outstanding Commitment and Extensions of Credit at such time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debt Incurrence” means any incurrence of Indebtedness by the Company or any of its Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) other than (a) any Indebtedness incurred by any Subsidiary of the Company that is organized outside the United States (whether or not guaranteed by the Company or any of its Subsidiaries), (b) Indebtedness incurred under a warehouse facility of GMF or indebtedness incurred by a Finance Subsidiary in the ordinary course of its business and (c) Indebtedness the proceeds of which are intended to refinance Indebtedness existing on the Effective Date in respect of any senior unsecured notes of the Company maturing prior to October 31, 2025, in each case, that does not increase the aggregate principal amount thereof (plus accrued unpaid interest and premium thereon and underwriting discounts, fees, commissions and expenses).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, at any time, a Lender (a) that has defaulted in its obligation to make Loans under this Agreement, (b) that has, or the direct or indirect parent company of which has, notified the Administrative Agent or the Company, or has stated publicly, that it will not comply with any such funding obligation under this Agreement or that it will not comply with its funding obligations generally under other agreements in which it is obligated to extend credit, (c) that has, for three or more Business Days, failed to confirm in writing to the Company, in response to a written request of the Company after the Company has a reasonable basis to believe such Lender will not comply with its funding obligations under this Agreement, that it will comply with its funding obligations under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company’s receipt of such confirmation, (d) with respect to which a Lender Insolvency Event has occurred and is continuing or (e) which has become the subject of a Bail-In Action.

“Designated Principal Trade Name” means a Principal Trade Name, designated by the Company as the “Designated Principal Trade Name” in a written notice to the Administrative Agent pursuant to the terms hereof; provided, that, for the avoidance of doubt, only one Principal Trade Name may be designated as a “Designated Principal Trade Name” during the term of this Agreement.

“Disposition” means, with respect to any property, any sale, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that, for the avoidance of doubt, (a) the pledge or collateral assignment of property, or the granting of a Lien on property, and (b) the licensing and sublicensing of intellectual property and other general intangibles on customary terms and conditions in the ordinary course of business of the licensing or sublicensing party shall not constitute a “Disposition”.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent, and such determination shall be conclusive in the absence of manifest error. In making any determination of the Dollar Equivalent, the Administrative Agent shall use the relevant Exchange Rate in effect on the date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not (a) a Foreign Subsidiary or (b) a Subsidiary that is owned, directly or indirectly, by a Foreign Subsidiary. Unless otherwise qualified, all references to a “Domestic Subsidiary” or to “Domestic Subsidiaries” in this Agreement shall refer to a Domestic Subsidiary or Domestic Subsidiaries of the Company.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of the applicable Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code or any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Default” means (a) any of the following (i) the occurrence of a nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan to which the Company or any ERISA Affiliate is a “party in interest” (within the meaning of Section 3(14) of ERISA) or a “disqualified person” (within the meaning of Section 4975 of the Code); (ii) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (v) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; or (vi) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; and (b) in each case in clauses (i) through (vi), such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect.

“Equity Issuance” means any issuance by the Company of any Capital Stock or any securities (including any equity-linked securities) that derive their value or rate of return by reference to Capital Stock in the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds and (b) securities or interests issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 8; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Rate” means, for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such currency on such day. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (a) GM Holdings, (b) each of the Initial Excluded Subsidiaries, (c) each Subsidiary of the Company that (i) is prohibited by any applicable requirement of law or Governmental Authority from guaranteeing the obligations of the Loan Parties or (ii) is acquired after the Effective Date and, at the time of acquisition, is a party to, or is bound by, any contract, agreement, instrument, indenture or other Contractual Obligation pursuant to which such Subsidiary’s agreement to guarantee the obligations of the Loan Parties is prohibited by, or would constitute a default or breach of, or would result in the termination of, such contract, agreement, instrument, indenture or other Contractual Obligation; provided, that such contract, agreement, instrument, indenture or other Contractual Obligation shall not have been entered into in contemplation of such acquisition; provided, further, that such Subsidiary shall cease to be an Excluded Subsidiary upon the termination of such contract, agreement, instrument, indenture or other Contractual Obligation, and will become a Subsidiary Guarantor only if required by and pursuant to this Agreement, (d) each Foreign Subsidiary, (e) each Subsidiary of a Foreign Subsidiary, (f) each Foreign Subsidiary Holding Company, (g) each Unconsolidated Subsidiary, (h) each Finance Subsidiary of the Company, (i) each Subsidiary that is a dealership and (j) each Subsidiary acquired or formed after the Effective Date primarily to operate an Excluded Subsidiary Business; provided, that such Subsidiary shall cease to be an Excluded Subsidiary if such Subsidiary no longer operates an Excluded Subsidiary Business or the Company elects, in its sole discretion, in writing to the Administrative Agent that it no longer intends that such Subsidiary shall do so.

“Excluded Subsidiary Businesses” means the businesses and/or Subsidiaries indicated on Schedule 1.1E.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by income or profits (including franchise taxes imposed in lieu of or in addition to net income Taxes) imposed as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profit Taxes imposed by the United States or any similar Tax imposed by any other Governmental Authority in a jurisdiction described in clause (a) above, (c) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.24) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.21(d) to the extent such Recipient is legally entitled to so comply and (e) any Taxes imposed under FATCA.

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the aggregate principal amount of all Loans held by such Lender then outstanding.

“Facility” means the Commitments and the extension of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), including any regulations or official interpretations thereof whether issued before or after the date of this Agreement, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into between the United States and any other Governmental Authority in connection with the implementation of such Section of the Code (or any such amended or successor version thereof) and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement with respect to the foregoing.

“Federal Funds Effective Rate” means for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means individually and collectively, each Fee Letter dated as of the date hereof and entered into by the Company and any Arranger or the Administrative Agent.

“Finance Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is primarily engaged in leasing or financing activities including (a) lease and purchase financing provided by such Subsidiary to dealers and consumers, (b) leasing or financing of installment receivables or otherwise providing banking, financial or insurance services to the Company and/or its affiliates or others or (c) financing the Company’s and/or its affiliates’ operations. For the avoidance of doubt, GMGTC shall not be considered a Finance Subsidiary.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer, assistant treasurer, or controller of such Person.

“First Quarter 2023 10-Q” has the meaning assigned to such term in Section 4.1.

“Fitch” means Fitch Ratings, a business segment of Fitch Group, Inc. and its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction outside the United States. Unless otherwise qualified, all references to a “Foreign Subsidiary” or to “Foreign Subsidiaries” in this Agreement shall refer to a Foreign Subsidiary or Foreign Subsidiaries of the Company.

“Foreign Subsidiary Holding Company” means a Subsidiary substantially all of the Net Book Value of whose assets consists of Capital Stock (or other interests that could reasonably be characterized as equity for U.S. federal income tax purposes) or indebtedness of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

“Funding Availability Period” means the period from and including the Effective Date to, and including, the Commitment Termination Date.

“Funding Date” means each Business Day on which the conditions precedent set forth in Section 5.2 shall have been satisfied and any Loans are made pursuant to Section 2.1.

“Funding Office” means the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office with respect to the Facility by written notice to the Company and the applicable Lenders.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GM Holdings” means General Motors Holdings LLC, a Delaware limited liability company.

“GMF” means General Motors Financial Company, Inc., a Texas corporation.

“GMGTC” means GM Global Treasury Centre Limited, a private limited company incorporated under the laws of England and Wales.

“Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or a foreign jurisdiction, including any applicable supranational bodies (such as the European Union or European Central Bank).

“Guarantee” means the Guarantee Agreement to be executed and delivered by each Subsidiary Guarantor pursuant to Section 6.6(a) or Section 10.1(b), as applicable, substantially in the form of Exhibit A.

“Guarantee Joinder” means a joinder agreement substantially in the form of Annex I to the Guarantee.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), if the primary purpose or intent thereof is to provide assurance that the Indebtedness of another Person will be paid or discharged, any obligation of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to advance or supply funds for the purchase or payment of any such primary obligation, (b) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (c) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i)

an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by such guaranteeing person in accordance with GAAP.

“Guarantors” means, collectively, any Subsidiary Guarantors (if applicable). For the avoidance of doubt, GM Holdings does not and shall not constitute a Guarantor.

“Hedging Obligations” means any of the following: (a) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (b) which is a type of transaction that is similar to any transaction referred to in clause (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of (x) solely for purposes of Section 7.2, obligations of the kind referred to in clause (a) above and (y) for all other purposes, obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) all obligations of such Person in respect of Hedging Obligations.

“Indemnified Liabilities” has the meaning assigned to such term in Section 10.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.5.

“Index Debt Rating” means, as of any date, the credit rating provided by Moody’s, S&P or Fitch, as applicable, for senior, unsecured, long-term Indebtedness of the Company.

“Ineligible Assignee” means (a) any Person that is a hedge fund or a captive finance company, (b) any Person, or affiliate of any such Person, which is a captive finance company of, or which is engaged in, automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution irrespective of whether such Person (or an affiliate thereof) is a direct competitor of the Company or any of its Subsidiaries, (c) any CLO, (d) any person that is not a commercial bank, (e) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person or (f) any Defaulting Lender. For purposes of determining if a Person is an Ineligible Assignee, an institutional investor which is a passive investor in the financing of equipment or facilities used in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution shall not, solely by reason of such investment, be deemed to be engaged in such businesses.

“Ineligible Participant” means any Person that is engaged in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution and is a direct competitor of the Company or any of its Subsidiaries or any captive finance company controlled by such Person. For purposes of determining if a Person is an Ineligible Participant, an institutional investor which is a passive investor in the financing of equipment or facilities used in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution shall not, solely by reason of such investment, be deemed to be engaged in such businesses.

“Initial Excluded Subsidiary” means each Subsidiary listed on Schedule 1.1B.

“Intellectual Property” means the collective reference to all rights, priorities and privileges with respect to intellectual property, arising under the laws of the United States or any State thereof, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.14.

“Interest Payment Date” means (a) as to any ABR Loan, the fifteenth day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to any Daily Simple SOFR Loan, (1) initially the date that is one week after the date of the borrowing of such Daily Simple SOFR Loan and, thereafter, each successive date that is on the same weekday as such initial date (provided that if such initial date or any such successive date is a day other than a Business Day, the applicable Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week, in which case such Interest Payment Date shall occur on the next preceding Business Day) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof (to the extent of such repayment or prepayment).

“Interest Period” means, as to any Term Benchmark Loan (i), the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by the Company by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) the Company may not select an Interest Period under the Facility that would extend beyond the Maturity Date;

(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D) no tenor that has been removed from this definition pursuant to Section 2.18(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning assigned to such term in Section 10.13.

“Lender Insolvency Event” means, with respect to any Lender, that such Lender or its direct or indirect parent company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. For the avoidance of doubt, a Lender that participates in a government support program will not be considered to be the subject of a proceeding of the types described in this definition solely by reason of its participation in such government support program.

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Liabilities” means any losses, claims (including interparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loan Documents” means this Agreement, the Guarantee, the Notes, each Fee Letter, each Guarantee Joinder and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means, collectively, the Company and each Subsidiary Guarantor (if any); provided, however, that the term “Loan Parties” shall not include any such Person from and after the date such Person ceases to be a party to the Loan Documents in accordance with the terms thereof until the date such Person becomes or is required to become a party to any Loan Document.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement.

“Marketable Securities” means, with respect to any Person, investments by such Person in fixed income securities with original maturities greater than 90 days that have a determinable fair value, are liquid and are readily convertible into cash. For avoidance of doubt, (i) such investments are passive investments, purchased by such Person in the ordinary course of business as part of its liquidity and/or cash management activities, and (ii) for all purposes of the Loan Documents, the amount of Marketable Securities of the Company and its Subsidiaries as of the last day of any fiscal quarter or fiscal year of the Company is equal to the amount reported on the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q consolidated balance sheet for such fiscal quarter or fiscal year, as the case may be, as the line “Marketable Securities”, less any adjustment for securities that do not satisfy the requirements of the first sentence of this definition.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition of the Company and its Domestic Subsidiaries, taken as a whole or (b) the validity or enforceability of the Loan Documents, taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder, taken as a whole.

“Material Indebtedness” means, with respect to the Company or any Principal Domestic Subsidiary, indebtedness for borrowed money of, or guaranteed by, such Person having an aggregate principal amount, individually or in the aggregate, the Dollar Equivalent of which exceeds $1 billion.

“Material Loan Party” means, (a) the Company and (b) any Subsidiary Guarantor (if any) that, at the time of determination, has Consolidated Total Assets equal to at least 10% of the Consolidated Total Assets of the Company at such time, as reflected initially in the 2022 10-K and thereafter in the most recent annual consolidated financial statements of the Company delivered or deemed delivered pursuant to Section 6.1.

“Maturity Date” means the day that is 364 days after the Effective Date; provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.22.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 4001(a)(3) or Section 3(37) of ERISA to which contributions are required to be made by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate may have any direct or indirect liability or obligation contingent or otherwise.

“Net Book Value” means with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds actually received by the Company or its Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Company and its Subsidiaries to third parties, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction) of an asset, the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Indebtedness secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Company), provided that, if the Company or any of its Subsidiaries receive proceeds that would otherwise constitute Net Proceeds from any Reduction/Prepayment Event described in clause (c) of the definition of such term, the Company or such Subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of the Company or its Subsidiaries or to consummate any business acquisition, and in each case, the Reinvestment Amount shall not constitute Net Proceeds until, and except to the extent that (but shall then be deemed to have been received to such extent and shall constitute Net Proceeds and not be covered by this proviso), (A) not so used (or committed to be used) within the 270-day period of receipt of such proceeds or (B) if committed to be used within such 270-day period, not so used within the maximum period contemplated in the relevant agreement for the consummation thereof, provided, further, that, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent that such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event and (iv) payments to retire any Indebtedness (other than the Obligations) that is required to be repaid in connection with such event.

“Non-U.S. Lender” means any lender that is not a U.S. person.

“Note” has the meaning assigned to such term in Section 2.19(g).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company and any Subsidiary Guarantor (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Post-Petition Interest) to the Administrative Agent or any Lender hereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, in each case whether on account of principal, interest, reimbursement obligations, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Company or any of the Subsidiary Guarantors pursuant to the terms of any of the Loan Documents).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Currency” has the meaning assigned to such term in Section 10.13.

“Other Taxes” means any and all present or future stamp or documentary Taxes and any other excise or property, intangible or mortgage recording Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24) as a result of a present or former connection between the recipient of such payment and the jurisdiction imposing such Taxes.

“Outstanding Amount” means (a) with respect to indebtedness for borrowed money, the aggregate outstanding principal amount thereof, (b) with respect to Hedging Obligations, the aggregate amount recorded by the applicable obligor as its termination liability thereunder and (c) with respect to any other obligations, the aggregate outstanding amount thereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided, that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 10.6(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.6(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Percentage” means as to any Lender at any time, the percentage which such Lender’s Credit Exposure then constitutes of the Total Credit Exposure.

“Permitted Liens” means:

(a) Liens for Taxes, assessments, governmental charges and utility charges, in each case that (i) are not yet delinquent, (ii) are not yet subject to penalties or interest for non-payment, (iii) are due, but the Liens imposed for such Taxes, assessments or charges are unenforceable or (iv) are being contested in good faith by appropriate actions or proceedings, provided, that if and to the extent required by GAAP, adequate reserves with respect thereto are maintained on the books of the relevant Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, landlord’s or other like Liens imposed by law or arising in the ordinary course of business (including deposits made to obtain the release of such Liens) that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate actions or proceedings;

(c) Liens securing Hedging Obligations not entered into for speculative purposes;

(d) statutory, common law or customary Liens (or similar rights) in favor of trustees and escrow agents, and netting and statutory or common law Liens, set-off rights, banker’s Liens, Liens arising under Section 4-210 of the UCC and the like in favor of counterparties to financial obligations and instruments;

(e) permits, licenses, leases or subleases granted to others, encroachments, covenants, use agreements, easements, rights-of-way, reservations of rights, title defects, servitudes, zoning and environmental restrictions, other restrictions and other similar encumbrances and other agreements incurred or entered into in the ordinary course of business or imposed by law that, individually or in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and the Principal Domestic Subsidiaries, taken as a whole;

(f) Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially interfere with the ordinary conduct of business of the Company and the Principal Domestic Subsidiaries, taken as a whole;

(g) Liens, pledges or deposits made in the ordinary course of business or imposed by law in connection with workers’ compensation, unemployment or other insurance (including self-insurance arrangements) or other types of social security or pension benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), licenses, leases (other than capital lease obligations), statutory or regulatory obligations and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or similar obligations or for the payment of rent, in each case, incurred in the ordinary course of business;

(h) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under (i) leases entered into by the Company or any Principal Domestic Subsidiary in the ordinary course of business or (ii) sales of accounts, payment intangibles, chattel paper, receivables and/or instruments;

(i) purchase money Liens granted by the Company or any Principal Domestic Subsidiary and Liens in respect of Capital Lease Obligations (including the interest of a lessor under any Capital Lease Obligation and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Company or such Principal Domestic Subsidiary’s acquisition thereof including acquisitions through amalgamation, merger or consolidation) limited, in each case, to the property purchased with the proceeds of such purchase money indebtedness or subject to such Capital Lease Obligations, or Liens granted to secure Indebtedness provided or guaranteed by a Governmental Authority to finance research and development, limited to the property purchased or developed with the proceeds of such Indebtedness;

(j) Liens in existence on the Effective Date and listed on Schedule 1.1D, provided, that no such Lien is spread to cover any unrelated property acquired by the Company or any Principal Domestic Subsidiary after the Effective Date and that the amount of Indebtedness or other obligations secured thereby is not increased (except as otherwise permitted by this Agreement);

(k) Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Principal Domestic Subsidiary;

(l) Liens on property at the time the Company or any Principal Domestic Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or such Principal Domestic Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Principal Domestic Subsidiary;

(m) any Lien securing the renewal, extension, refinancing, replacing, amending, extending, modifying or refunding of any indebtedness or obligation secured by any Lien permitted by clause (i), (j), (k), (l) or (p) or this clause (m) without any change in the assets subject to such Lien;

(n) any Lien arising out of claims under a judgment rendered, decree or claim filed so long as such judgments, decrees or claims do not constitute an Event of Default;

(o) any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(p) Liens in favor of lessors pursuant to Sale/Leaseback Transactions;

(q) Liens securing Indebtedness or other obligations comprising or Guarantee Obligations with respect to (i) letters of credit, bankers’ acceptances and similar instruments issued in the ordinary course of business in respect of the financing of insurance premiums, customs, stay, performance, bid, surety or appeal bonds and similar obligations, (ii) completion guaranties, (iii) “take or pay” obligations in supply agreements, (iv) reimbursement obligations regarding workers’ compensation claims, (v) indemnification, adjustment of purchase price and similar obligations incurred in connection with (A) the acquisition or disposition of any business or assets or (B) sales contracts, (vi) coverage of long term counterparty risk in respect of insurance companies, (vii) purchasing and supply agreements, (viii) rental deposits, (ix) judicial appeals and (x) service contracts;

(r) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or any Principal Domestic Subsidiary;

(s) statutory and other Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any Subsidiary of the Company under Environmental Laws to which any assets of the Company or such Subsidiary are subject;

(t) Liens securing Indebtedness or other obligations incurred in the ordinary course of business in connection with banking, cash management (including automated clearinghouse transactions), custody and deposit accounts and operations, netting services, employee credit card programs and similar arrangements and Liens securing indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(u) Liens under industrial revenue, municipal or similar bonds;

(v) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the properties and assets of the Company or any Principal Domestic Subsidiary consisting of real or personal property;

(w) Liens arising from security interests granted by Persons who are not affiliates of the Company or any Subsidiary in such Person’s co-ownership interest in Intellectual Property that such Person co-owns together with the Company or any Subsidiary;

(x) Liens under licensing agreements for use of Intellectual Property or licenses or sublicenses of Intellectual Property, in each case, entered into in the ordinary course of business;

(y) Liens of sellers of goods to any Loan Party arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business; and

(z) so long as no Event of Default shall have occurred and be continuing, Liens in favor of any finance party granted by the Company or any Principal Domestic Subsidiary on company cars and receivables (and other Collateral evidencing, securing, or relating to such company cars or receivables including Supporting Obligations and Letter-of-Credit Rights, in each case, as such terms are defined in the UCC).

“Permitted Principal Trade Name Transfer” means the transfer of the Designated Principal Trade Name to a Qualified IP Holding Company so long as, immediately prior to and after giving effect to such transfer, no Default or Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, an employee pension benefit plan covered by Title IV of ERISA or Section 412 of the Code or Section 303 of ERISA, but excluding any Multiemployer Plan, (a) which is sponsored, established, contributed to or maintained by the Company or any ERISA Affiliate, (b) for which the Company or any ERISA Affiliate could have any liability, whether actual or contingent (whether pursuant to Section 4069 of ERISA or otherwise) or (c) for which the Company or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any bankruptcy, insolvency or reorganization proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such bankruptcy, insolvency or reorganization proceeding.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Domestic Subsidiary” means (a) GM Holdings, (b) each Subsidiary Guarantor (if any) and (c) each Domestic Subsidiary of the Company, other than an Excluded Subsidiary, that (A) has Consolidated Total Assets with a Net Book Value in excess of $500 million as of the most recent audited annual financial statements delivered pursuant to Section 6.1 (or, prior to the first such required delivery, as of the 2022 10-K), (B) at least 80% or more of the Capital Stock or Voting Stock of such Domestic Subsidiary is owned, directly or indirectly, by the Company and (C) none of the Capital Stock of such Domestic Subsidiary is publicly held.

“Principal Trade Names” means GM, GMC, Chevrolet, Cadillac, and Buick and any variation thereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.21.

“Qualified IP Holding Company” means any wholly-owned Foreign Subsidiary of the Company to which the Designated Principal Trade Name is transferred.

“Qualifying Term Loan Facility” means a term loan facility, or any other “pro rata” facility, entered into by the Company or any Subsidiary for the purpose of replacing or refinancing, in whole or in part, the Commitments or Loans.

“Receiving Party” has the meaning assigned to such term in Section 10.16.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Reduction/Prepayment Events” means:

(a) any Debt Incurrence;

(b) any Equity Issuance;

(c) any sale, transfer or other disposition of assets (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any of its Subsidiaries (including any issuance or sale of Capital Stock in any Subsidiary of the Company to a Person other than the Company or any of its Subsidiaries) but excluding (i) any disposition of assets in the ordinary course of business of the Company or any Subsidiary and not as part of a financing and any disposition of assets by a Finance Subsidiary, (ii) any disposition of inventory, used or surplus equipment, and cash or cash equivalents, (iii) any disposition of assets that individually results in Net Proceeds to the Company and its Subsidiaries of $200,000,000 or less, (iv) any disposition of assets by any Subsidiary of the Company that is organized outside the United States or (v) any disposition of assets to the Company or any Subsidiary or other Affiliate of the Company; and

(d) entry into any Qualifying Term Loan Facility.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then two Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.6(b)(iv).

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation T” means Regulation T of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Regulation X” means Regulation X of the Board as in effect from time to time.

“Reinvestment Amount” has the meaning assigned to such term in the definition of “Net Proceeds” herein.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any Daily Simple SOFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date” has the meaning specified in Section 9.6(b).

“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“Requirements of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Rescindable Amount” means, with respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies:

(a) the Company has not in fact made such payment

(b) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or

(c) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Resignation Effective Date” has the meaning specified in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief accounting officer, chief financial officer, controller, assistant controller, treasurer or assistant treasurer of the Company.

“S&P” means Standard & Poor’s Ratings Service and its successors.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by any Loan Party or Principal Domestic Subsidiary of real or personal property that has been or is to be sold or transferred by the applicable Loan Party or Principal Domestic Subsidiary to such Person, including any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the applicable Loan Party or Principal Domestic Subsidiary.

“Sanctioned Country” has the meaning assigned to such term in Section 4.15.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctions List” has the meaning assigned to such term in Section 4.15.

“SEC” means the Securities and Exchange Commission, and any analogous Governmental Authority.

“Second Quarter 2023 10-Q” has the meaning assigned to such term in Section 4.1.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means with respect to any Person on any date of determination, that on such date (a) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on such date and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes hereof, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity have or shall have the right to have voting power by reason of the happening of any contingency) is at the time directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means each Principal Domestic Subsidiary that became a party to the Guarantee pursuant to Section 6.6(a) or Section 10.1(b).

“Supported QFC” has the meaning assigned to it in Section 10.21.

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under the Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day) (it being understood that any such group of Term Benchmark Loans that constitutes one Term Benchmark Tranche pursuant to the foregoing shall be amalgamated and deemed to be one Term Benchmark Loan for all purposes of this Agreement).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate per annum based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Third Quarter 2023 10-Q” has the meaning assigned to such term in Section 4.1.

“Total Commitments” means, at any time, the aggregate amount of the Commitments then in effect. The original amount of the Total Commitments is $3.0 billion.

“Total Credit Exposure” means, at any time, the aggregate Credit Exposures of the Lenders at such time.

“Total Extensions of Credit” means, at any time, the aggregate Outstanding Amount of the Extensions of Credit of the Lenders at such time.

“Transactions” means (a) the execution, delivery and performance by the Company of this Agreement, the borrowing of Loans and the use of the proceeds thereof and (b) the payment of fees and expenses incurred in connection with the foregoing.

“Transferee” means any Assignee or Participant.

“Type” means as to any Loan, its nature as an ABR Loan, a Term Benchmark Loan or a Daily Simple SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Subsidiary” means a subsidiary of the Company or other Person whose financial results are not, in accordance with GAAP, included in the consolidated financial statements of the Company.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America and its territories and possessions.

“USA Patriot Act” has the meaning assigned to such term in Section 10.18.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.21.

“Voting Stock” means, with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, (vi) references to any Person shall include its successors and permitted assigns, (vii) references to any law, treaty, statute, rule or regulation shall (unless otherwise specified) be construed as including all statutory provisions, regulatory provisions, rulings, opinions, determinations or other provisions consolidating, amending, replacing, supplementing or interpreting such law, treaty, statute, rule or regulation and (viii) unless otherwise specified, references to fiscal periods shall be deemed to be references to fiscal periods of the Company.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement (or the Schedules and Exhibits hereto), and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3. Conversion of Foreign Currencies.

(a) The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error using the procedure set forth in the definition of “Dollar Equivalent” and Section 1.3(b). The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent.

(b) For purposes of determining compliance with Section 7.2, with respect to any amount of any Indebtedness that is denominated in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time such Indebtedness was incurred unless the specific restriction or covenant provides a different method or time for valuation.

(c) The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

1.4. Other Interpretive Provisions. If a Lien satisfies the requirements of two or more clauses of the definition of Permitted Lien, the Company may, at any time and from time to time designate or redesignate such Lien as a Permitted Lien in any of such clauses and the Company need not classify such Lien solely by reference to one such clause.

1.5. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.18(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments; Maturity Date.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make on a Funding Date (or cause its Applicable Lending Office to make) term loans (“Loans”) in Dollars to the Company at any time during the Funding Availability Period; provided, that, after giving effect to such borrowing and the use of proceeds thereof, the principal amount of the Loan made by any Lender will not exceed such Lender’s outstanding Commitment as in effect immediately prior to making such Loan and provided, further, that there shall be no more than four (4) Funding Dates during the term of this Agreement. Amounts borrowed under this Section 2.1 and repaid or prepaid in respect of Loans may not be reborrowed. The Loans may from time to time be Term Benchmark Loans, Daily Simple SOFR Loans or ABR Loans or any combination of the foregoing, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.2 and 2.14.

(b) The Company shall repay all outstanding Loans of each Lender on the Maturity Date.

2.2. Procedure for Borrowing. The Company shall give the Administrative Agent a written Borrowing Request during the Funding Availability Period prior to (a) in the case of Term Benchmark Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Funding Date, (b) in the case of Daily Simple SOFR Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Funding Date or (c) in the case of ABR Loans, 11:00 a.m., New York City time, on the date of the proposed Funding Date, specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Funding Date and (iii) in the case of Term Benchmark Loans, the respective lengths of the initial Interest Period(s) therefor. If no election as to the Type of a Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan. If no Interest Period with respect to a Term Benchmark Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Commitments shall be in an amount equal to $25 million (or, if the total available Commitments at such time are less than $25 million, such lesser amount) or a whole multiple of $5 million in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make (or cause its Applicable Lending Office to make) the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Company at the Funding Office prior to 1:00 P.M., New York City time, on the Funding Date requested (or deemed requested) by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office or such other account as the Company may specify to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3. [Reserved].

2.4. [Reserved].

2.5. [Reserved].

2.6. [Reserved].

2.7. [Reserved].

2.8. [Reserved].

2.9. [Reserved].

2.10. Fees.

(a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) for the period from and including the Effective Date to the date on which such Commitments terminate in full, computed at the Commitment Fee Rate on the actual daily amount of the Commitment of such Lender, subject to adjustment as provided in Section 2.25, and payable quarterly in arrears on the last day of each March, June, September and December and on the date on which the Commitments terminate in full.

(b) The Company agrees to pay to the Administrative Agent, the Arrangers and the Lenders, for their own respective accounts, the fees in the amounts and at the times specified in each Fee Letter.

2.11. Termination and Reduction of Commitments.

(a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the outstanding Commitments under the Facility or, from time to time, to reduce the amount of outstanding Commitments under the Facility before the Commitment Termination Date. Any such reduction shall be in an amount equal to $25 million or a whole multiple of $10 million in excess thereof and shall reduce permanently the Commitments then in effect under the Facility. Each notice delivered by the Company pursuant to this Section 2.11 shall be irrevocable; provided, that a notice to terminate any Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in which case, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.22 for any loss or expense sustained or incurred as a consequence thereof.

(b) In the event and on each occasion that, on or after the Effective Date and prior to the termination of all the Commitments in accordance with this Section 2.11, either (i) the Company receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (ii) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term (or, in the case of clause (d) of the definition of such term, obtains commitments in respect of any Qualifying Term Loan Facility), then (A) the Company shall on the date of (or, in the case of a Reduction/Prepayment Event described in clause (c) of the definition of such term, no later than one Business Day after) receipt of such Net Proceeds (or on the date of the effectiveness of the commitments in respect of such Qualifying Term Loan Facility, as applicable) notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Proceeds (or commitments, as applicable) resulting therefrom (together with, in each case, a reasonably detailed calculation thereof) and (B) if such Net Proceeds (or such commitments, as applicable) are (1) in respect of a Reduction/Prepayment Event described in clause (a), (b) or (c) of the definition of such term, then the Commitments will be automatically reduced (on the date of such receipt) by an amount equal to the lesser of (x) the total aggregate amount of the Lenders’ Commitments at such time and (y) the amount of such Net Proceeds and (2) in respect of a Reduction/Prepayment Event described in clause (d) of the definition of such term, then the Commitments will be automatically reduced (on the date of such receipt or effectiveness of commitments) by an amount equal to the lesser of (x) the total aggregate amount of the Lenders’ Commitments at such time and (y) the amount of such Net Proceeds or commitments, as applicable.

(c) Mandatory Commitment reductions and prepayment of Loans in respect of a Reduction/Prepayment Event shall be applied first to reduce Commitments pursuant to Section 2.11(b) and then to the prepayment of outstanding Loans under section 2.12(b).

(d) Unless previously terminated, (i) each Lender’s Commitment shall be automatically and permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of the Loans made by such Lender from time to time on a Funding Date, such reduction to be effective immediately following the making of such Loan by such Lender on such Funding Date, and (ii) all remaining Commitments shall terminate at 11:59 p.m., New York City time, on the Commitment Termination Date.

2.12. Prepayments.

(a) The Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans and Daily Simple SOFR Loans, and no later than 11:00 a.m., New York City time, on the day of such prepayment, in the case of ABR Loans, in each case which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, Daily Simple SOFR Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.22; provided, further, that such notice to prepay the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in either case, which such notice may be revoked by the Company (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a prepayment notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.22 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given (and not revoked as provided herein), the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an integral multiple of $1 million and no less than $25 million. Optional prepayments of the Loans may not be reborrowed.

(b) In the event and on each occasion that, on or after any Funding Date, either (i) the Company receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (ii) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term, in each case, to the extent such Net Proceeds (or, in the case of clause (d) of the definition of such term, the commitments obtained in respect of any Qualifying Term Loan Facility that resulted in such Net Proceeds) did not result in a reduction of the Commitments pursuant to Section 2.11(b) equal to such received Net Proceeds, then (A) the Company shall within five Business Days (or, in the case of clause (2) below, on the date) of receipt of such Net Proceeds notify the Administrative Agent of such Reduction/Prepayment Event, the amount of Net Proceeds resulting therefrom that did not (or commitments in respect of which did not, as applicable) result in a reduction of the Commitments pursuant to Section 2.11(b) (together with, in each case, a reasonably detailed calculation thereof) and (B) if such Net Proceeds are (1) in respect of a Reduction/Prepayment Event described in clause (a), (b) or (c) of the definition of such term, then, within five Business Days of the day such Net Proceeds are received, the Company shall prepay Borrowings in an amount equal to the lesser of (x) the aggregate principal amount of Loans then outstanding and (y) the amount of such Net Proceeds and (2) in respect of a Reduction/Prepayment Event described in clause (d) of the definition of such term, then, on the day such Net Proceeds are received, the Company shall prepay Borrowings in an amount equal to the lesser of (x) the aggregate principal amount of Loans then outstanding and (y) the amount of such Net Proceeds.

2.13. [Reserved].

2.14. Conversion and Continuation Options.

(a) The Company may elect from time to time to convert Term Benchmark Loans in Dollars to Daily Simple SOFR Loans or ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date, provided, that any such conversion of Term Benchmark Loans that is not made on the last day of an Interest Period with respect thereto shall be subject to Section 2.22. The Company may elect from time to time to convert (x) Daily Simple SOFR Loans to ABR Loans or (y) ABR Loans to Daily Simple SOFR Loans, in each case, by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date. The Company may elect from time to time to convert ABR Loans or Daily Simple SOFR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan may be converted into a Term Benchmark Loan when (after giving effect to such Loan and to the application of proceeds thereof) any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions (and the Administrative Agent shall notify the Company within a reasonable amount of time of any such determination). Upon receipt of any such conversion notice, the Administrative Agent shall promptly notify each relevant Lender and the Company thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period(s) to be applicable to such Loans; provided, that notwithstanding any contrary provision hereof, if (after giving effect to such Loan and to the application of proceeds thereof) an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders or in its sole discretion, so notifies the Company, then, so long as an Event of Default is continuing, other than to the extent repaid, each Term Benchmark Loan under the Facility shall be converted to an ABR Loan at the end of the Interest Period applicable thereto; and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as a Term Benchmark Loan, on the last day of such then expiring Interest Period and shall have an Interest Period of the same duration as the expiring Interest Period. Upon receipt of any such continuation notice (or any such automatic continuation), the Administrative Agent shall promptly notify each relevant Lender and the Company thereof.

2.15. Limitations on Term Benchmark Tranches and Daily Simple SOFR Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten (10) Term Benchmark Tranches shall be outstanding at any one time. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Daily Simple SOFR Loans shall be in such amounts and be made pursuant to such elections so that no more than ten (10) Daily Simple SOFR Borrowings shall be outstanding at any one time.

2.16. Interest Rates and Payment Dates. (a) Each (x) Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such Interest Period plus the Applicable Margin and (y) Daily Simple SOFR Loan shall bear interest for each day at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.16 plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or any fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to Section 2.16(c) shall be payable from time to time on demand.

(e) All interest hereunder shall be paid in Dollars.

2.17. Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest computed by reference to ABR at times when ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of the Term SOFR Rate and Adjusted Term SOFR Rate. Any change in the interest rate resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to this Section 2.17.

2.18. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.18, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.14 or a new Borrowing Request in accordance with the terms of Section 2.2, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.18(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.18(a)(i) or (ii) above and (2) any Borrowing Request that requests a Daily Simple SOFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or Daily Simple SOFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.18(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or Daily Simple SOFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.14 or a new Borrowing Request in accordance with the terms of Section 2.2, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.18(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.18(a)(i) or (ii) above, on such day and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or Daily Simple SOFR Borrowing of, or any request for the conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for (1) a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (i) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) a Daily Simple SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or Daily Simple SOFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or Daily Simple SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.18, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

2.19. Pro Rata Treatment and Payments; Evidence of Debt.

(a) Each borrowing of Loans under the Facility by the Company from the Lenders under the Facility, each payment by the Company on account of any Commitment Fee in accordance with Section 2.10 and any reduction of the Commitments of the Lenders under the Facility shall be made pro rata according to the respective Percentages under the Facility of the relevant Lenders in the Facility except to the extent required or permitted pursuant to Sections 2.24 and 2.25.

(b) Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans under the Facility shall be made pro rata to the Lenders under the Facility according to the respective outstanding principal amounts of the Loans under the Facility then held by the Lenders under the Facility except to the extent required or permitted pursuant to Sections 2.24 and 2.25. Each such payment shall be paid in Dollars.

(c) All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, except as otherwise provided with respect to the payment of interest at the expiration of an Interest Period for a Term Benchmark Loan as provided in the proviso to the definition of Interest Period. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the applicable Funding Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Funding Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the Facility, on demand, from the Company.

(e) Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Company under the Facility that the Company will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders under the Facility their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Company within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each such Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Company.

(f) Unless all of the Obligations have become due and payable (whether at the stated maturity, by acceleration or otherwise), payments under the Guarantee shall be applied to the Obligations in such order of application as the Company may from time to time specify, subject however, to the provisions of Sections 2.19(a) and (b) (applied as if such payments were made by the Company) and Section 10.7.

(g) The Company agrees that, in accordance with Sections 5.1(e) and 5.2(e), the Company shall promptly execute and deliver to such Lender a promissory note of the Company evidencing the Loans of such Lender, substantially in the forms of Exhibit K (a “Note”), with appropriate insertions as to date and principal amount.

2.20. Requirements of Law.

(a) If any Change in Law shall:

(i) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted Term SOFR Rate; or

(ii) impose on such Lender or any interbank market any other condition;

and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender (or its affiliate, as the case may be), by an amount that the Administrative Agent or such Lender reasonably deems material, of making, converting into, continuing or maintaining Term Benchmark Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall pay the Administrative Agent or such Lender, within 15 Business Days of receipt of notice from the Administrative Agent or the relevant Lender as described below, any additional amounts necessary to compensate the Administrative Agent or such Lender for such increased cost or reduced amount receivable (it being understood that the provisions set forth in this Section 2.20(a) are not intended to derogate from the Company’s rights provided in Section 2.23 and Section 2.24). If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (including a reasonably detailed calculation of such amounts).

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or an entity controlling such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such entity could have achieved but for such Change in Law (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 Business Days after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor (together with a reasonably detailed description and calculation of such amounts), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such entity for such reduction (it being understood that the provisions set forth in this Section 2.20(b) are not intended to derogate from the Company’s rights provided in Sections 2.23 and 2.24).

(c) A certificate as to any additional amounts payable pursuant to this Section 2.20 submitted by the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent) shall be prima facie evidence of the amount owing in the absence of manifest error. Notwithstanding anything to the contrary in this Agreement, (i) neither the Administrative Agent nor any Lender shall be entitled to request any payment or amount under this Section 2.20 unless the Administrative Agent or such Lender is generally demanding payment (and certifies to the Company that it is generally demanding payment) under comparable provisions of its agreements with similarly situated borrowers of similar credit quality (provided, that the Administrative Agent shall not be under any obligation to verify any such request of a Lender) and (ii) the Company shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section 2.20 for any amounts incurred more than 90 days prior to the date that the Administrative Agent or such Lender notifies the Company of the Administrative Agent’s or such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect, but not more than 180 days prior to the date that such notice was received by the Company. The obligations of the Company pursuant to this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all interest thereon and fees payable hereunder.

2.21. Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, except as required by law. If any Taxes are required to be deducted or withheld from any such amounts payable, as determined in good faith by the applicable withholding agent, the applicable withholding agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable laws. If such Tax is an Indemnified Tax, the amounts so payable by the applicable Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made, the applicable Recipient receives an amount equal to the sum which would have been received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay any Other Taxes over to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Indemnified Taxes are payable by any Loan Party, as promptly as practicable thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party (or other evidence reasonably satisfactory to the Administrative Agent or the relevant Lender) showing payment thereof. If (i) any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority, (ii) any Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Indemnified Taxes are imposed directly upon the Administrative Agent or any Lender, the Loan Parties shall indemnify the Administrative Agent and the Lenders for such amount and any incremental taxes, interest, additions to tax, expenses or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure in the case of clauses (i) and (ii), or any such direct imposition in the case of clause (iii). The indemnification payment under this Section 2.21 shall be made within 30 days after the date the Administrative Agent makes a written demand therefor (together with a reasonably detailed calculation of such amounts).

(d) (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.21(d)(2)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2) Without limiting the generality of the foregoing,

(A) Each Non-U.S. Lender shall deliver to the Company and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4, as applicable, and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents and

(B) Each Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(C) Each Lender shall deliver to the Company and the Administrative Agent, any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (and any other form of certification adopted by the U.S. taxing authorities for such purpose).

(D) In addition, if a payment made to a Lender under this Agreement or the other Loan Documents would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.21(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this Section 2.21, a Lender shall not be required to deliver any form pursuant to this Section 2.21 (other than clause (ii) of the first sentence of this paragraph) that such Lender is not legally able to deliver.

Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). Thereafter, each Lender shall, to the extent it is legally able to do so, deliver such forms promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Company.

(e) If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.21 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Transferee or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to (i) interfere with the right of the Administrative Agent, any Transferee or any Lender to arrange its tax affairs in whatever manner it sees fit, (ii) obligate the Administrative Agent, any Transferee or any Lender to claim any tax refund, (iii) require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes or any computation in respect thereof which it deems in its sole discretion to be confidential) to any Loan Party or any other Person, or (iv) require the Administrative Agent, any Transferee or any Lender to do anything that would in its sole discretion prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f) Each Lender shall indemnify the Administrative Agent (to the extent not reimbursed by or on behalf of the Company if it is required to do so under Section 2.21(a) or 10.5 and without limiting the obligation of the Company under Section 2.21(a) or 10.5 to do so) for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(g) Each Assignee shall be bound by this Section 2.21.

(h) The agreements in this Section 2.21 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments or this Agreement and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder and the other Loan Documents.

2.22. Indemnity. The Company agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from Term Benchmark Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans (or the conversion of a Term Benchmark Loan into a Loan of a different Type) on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.24. Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market.

A certificate as to any amounts payable pursuant to this Section 2.22 submitted to the Company by any Lender (together with a reasonably detailed calculation of such amounts) shall be prima facie evidence thereof and shall be payable within 30 days of receipt of any such notice. The agreements in this Section 2.22 shall survive the termination of this Agreement, the repayment of the Loans and all other amounts payable hereunder and the other Loan Documents.

2.23. Change of Applicable Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender or its Applicable Lending Office, as applicable, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its lending office(s) to suffer any material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24. Replacement/Termination of Lenders. The Company shall be permitted to replace with a replacement financial institution or terminate the Commitments under the Facility and repay any outstanding Loans at par under the Facility (and any accrued interest and fees thereon) of a Defaulting Lender or any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.20 or 2.21(a), (ii) fails to give its consent for any amendment, consent or waiver requiring the consent of 100% of the Lenders or all affected Lenders under the Facility (and such Lender is an affected Lender) and for which the Required Lenders have consented or (iii) fails to give its consent to an extension of the Maturity Date to which the Required Lenders have consented; provided, in each case, that (A) the replacement financial institution or the Company, as applicable, shall purchase or repay at par, all Loans owing to such replaced or terminated Lender on or prior to the date of replacement or termination, and shall pay all accrued interest and fees thereon to such date, (B) unless otherwise agreed, the Company shall be liable to such replaced or terminated Lender under Section 2.22 if any Term Benchmark Loan owing to such replaced Lender shall be purchased or repaid other than on the last day of the Interest Period relating thereto, (C) any replacement financial institution, if not a Lender, shall be reasonably satisfactory to the Administrative Agent and if a Lender, shall not constitute a Defaulting Lender, (D) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that, unless otherwise agreed, the Company shall be obligated to pay the registration and processing fee referred to therein), (E) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (F) any such replacement, termination and/or repayment shall not be deemed to be a waiver of any rights that the Company, any other Loan Party, the Administrative Agent or any other Lender shall have against the replaced Lender. Notwithstanding the foregoing, in the event that a Lender being replaced pursuant to this Section 2.24 shall not have executed an Assignment and Assumption requested by the Company reflecting such permitted replacement, such Lender shall be deemed to have approved such assignment three Business Days following receipt of notice from the Company of such replacement, and such deemed approval shall be effective for purposes of documenting an assignment pursuant to Section 10.6 without any action by any other party hereto (including the Administrative Agent), and the Administrative Agent shall record the same.

2.25. Defaulting Lender.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, such Defaulting Lender and the Commitment and the Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Lenders, the Required Lenders or any directly affected Lender under the Facility have taken or may take any action hereunder (including any consent to any amendment, consent, waiver or other modification pursuant to Section 10.1) and Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; provided, that this Section 2.25 shall not apply in the case of an amendment, waiver or other modification that has the effect of (i) increasing the amount or extending the expiration date of all or any portion of such Defaulting Lender’s Commitment or extending the final scheduled maturity date of any Loan held by such Defaulting Lender, (ii) forgiving or reducing any principal amount of any Loan owing to such Defaulting Lender, or (iii) reducing the stated rate of any interest or fees payable to such Defaulting Lender hereunder, or extending the scheduled date of any payment required hereunder (for the purpose of clarity, the foregoing clauses (i), (ii), and (iii) shall not include any waiver of a mandatory prepayment and shall not preclude a waiver of applicability of any post-default increases in interest rates).

2.26. Reallocation of Payments for the Account of Defaulting Lenders. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under the Facility (whether voluntary or mandatory, at or prior to maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder (pro rata in accordance with the amounts owed by such Defaulting Lender to the Administrative Agent); second, as the Company may request (so long as no Event of Default has occurred and is continuing), to the funding of any Loan under the Facility in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in an interest bearing deposit account and released from time to time in order to satisfy obligations of such Defaulting Lender to fund Loans under the Facility (it being understood and agreed that the accrued interest thereon shall be held as additional collateral for such obligations); fourth, to the payment of any amounts owing to the Lenders under the Facility as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans under the Facility of all non-Defaulting Lenders under the Facility on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender under the Facility irrevocably consents hereto.

SECTION 3

[RESERVED]

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to each Lender, as of the Effective Date and as of each Funding Date that:

4.1. Financial Condition. The consolidated financial statements of the Company included in its Annual Report on Form 10-K, for the twelve-month period ended December 31, 2022 (the “2022 10-K”), in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2023 (the “First Quarter 2023 10-Q”), in its Quarterly Report on Form 10-Q for the three-month period ended June 30, 2023 (the “Second Quarter 2023 10-Q”) and in its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2023 (the “Third Quarter 2023 10-Q”), each as most recently updated or amended on or before the Effective Date and the applicable Funding Date and filed with the SEC, present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries as of, and for, (a) the twelve-month period ended on December 31, 2022, (b) the three-month period ended March 31, 2023, (c) the three-month period ended June 30, 2023 and (d) the three-month period ended September 30, 2023, respectively; provided, that the foregoing representation shall not be deemed to have been incorrect if, in the event of a subsequent restatement of such financial statements, the changes reflected in such restatement(s) do not reflect a change in the financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

4.2. No Change. Since the date of the financial statements included in the Third Quarter 2023 10-Q, there has been no development or event which has had a Material Adverse Effect.

4.3. Existence. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to conduct the business in which it is currently engaged and (c) is duly qualified and in good standing in each jurisdiction where it is required to be so qualified and in good standing, except to the extent all failures with respect to the foregoing clauses (a), (b) and (c) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party (a) has the requisite organizational power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party, (b) has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance thereof, (c) has duly executed and delivered each Loan Document to which it is a party and (d) each such Loan Document constitutes a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party that is party to such documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Loan Party, or any Contractual Obligation of such Loan Party, except to the extent all such violations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. Except as set forth on Schedule 4.6 and except as set forth in the First Quarter 2023 10-Q, the Second Quarter 2023 10-Q, the Third Quarter 2023 10-Q or on any Current Report on Form 8-K of the Company filed with the SEC after December 31, 2022 and prior to the Effective Date, no litigation, investigation, proceeding or arbitration is pending, or to the best of the Company’s knowledge, is threatened against the Company or any Loan Party as of the Effective Date that would reasonably be expected to have a Material Adverse Effect.

4.7. No Default. As of the Effective Date, no Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property. As of the Effective Date, the Company and each Principal Domestic Subsidiary, as applicable, has good title to, or a valid leasehold interest in, all of its other property then owned or leased by it; provided, that the foregoing representation shall not be deemed to have been incorrect, (a) if any such property (inclusive, in the case of any such real property, of associated machinery and equipment installed in such property) with respect to which the Company or a Principal Domestic Subsidiary cannot make such representation has a Net Book Value of less than $500 million or (b) with respect to defects in title to or leasehold interests in any such real or personal property, either (A) such defects are Permitted Liens, (B) such defects are cured no later than 180 days after the earlier to occur of (x) the date that the Administrative Agent gives notice of such defects to the Company and (y) the date that a Financial Officer of the Company has actual knowledge of such defects, or (C) such defects would not reasonably be expected to have a Material Adverse Effect.

4.9. Intellectual Property. As of the Effective Date, the Company and each Principal Domestic Subsidiary own, or are licensed to use, all United States Intellectual Property necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or be licensed would not reasonably be expected to have a Material Adverse Effect.

4.10. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation T, U or X of the Board.

4.11. ERISA. No ERISA Default has occurred and is continuing.

4.12. Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered as such under the Investment Company Act of 1940, as amended.

4.13. [Reserved].

4.14. Use of Proceeds. The proceeds of the Loans shall be used to finance the working capital needs of the Company and its Subsidiaries and for general corporate or entity purposes, including to enable the Company to make valuable transfers to any of its Subsidiaries in connection with the operation of their respective businesses.

4.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect corporate policies reasonably designed to promote compliance by the Company, its Subsidiaries and their respective employees with Anti-Corruption Laws and with applicable Sanctions. Neither the Company nor any of its Subsidiaries is included on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List maintained by OFAC or any publicly available Sanctions-related list of designated Persons maintained by the U.S. Department of Treasury, His Majesty’s Treasury of the United Kingdom or the U.S. Department of State or the European Union (collectively, the “Sanctions Lists”). Neither the Company nor any of its Subsidiaries has a physical place of business, or is organized or resident, in (a) Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic or (b) in any other Sanctioned Country. The Company will not knowingly use the proceeds of the Loans (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in, or with the government of, any country, region or territory that is the subject or target of comprehensive territorial sanctions administered by OFAC, the U.S. Department of Treasury or the U.S. Department of State (a “Sanctioned Country”), except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section 4.15 shall no longer apply with respect to that country, region or territory.

4.16. Solvency. As of the Effective Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent (including after giving effect to the Transactions occurring on the Effective Date).

SECTION 5

CONDITIONS PRECEDENT

5.1. Conditions to Effective Date. This Agreement shall be effective upon (1) the execution and delivery of this Agreement by each of the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, the Company, each Person listed on Schedule 1.1A and each other party hereto and (2) written confirmation by the Administrative Agent to the Company and the Lenders confirming that the following conditions have been satisfied (or waived in accordance with the provisions hereof):

(a) [Reserved].

(b) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees and out-of-pocket expenses required to be paid hereunder (including all fees required to be paid under any Fee Letter) and (with respect to such expenses) invoiced at least three (3) Business Days prior to the Effective Date.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Company, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the certificate of incorporation of the Company, certified by the relevant authority of the jurisdiction of organization of the Company, (ii) a long form good standing certificate (or equivalent thereof in the relevant jurisdiction) for the Company from its jurisdiction of organization (but only to the extent applicable in the relevant jurisdiction) and (iii) a certificate of the Company, dated the Effective Date, to the effect that the conditions set forth in Section 5.1 have been satisfied or waived.

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) in house counsel to the Company and (ii) Mayer Brown LLP, counsel to the Company, each in form and substance reasonably acceptable to the Administrative Agent.

(e) Promissory Notes. The Administrative Agent shall have received for each Lender requesting a Note, a Note of the Company, evidencing the Commitments of such Lender, substantially in the form of Exhibit K, with appropriate insertions as to date and principal amount.

(f) [Reserved].

(g) USA Patriot Act. The Administrative Agent shall have received prior to the Effective Date all documentation and other information reasonably requested by the Administrative Agent or any Lender who is not a lender under the 2023 364-Day Revolving Credit Agreement under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.2. Conditions to each Funding Date. The agreement of each Lender to make any Loan on any Funding Date shall be subject to receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.2, and to the satisfaction (or waiver in accordance with Section 10.1) of the following conditions, provided that there shall not be more than four (4) Funding Dates:

(a) Effective Date. The Effective Date shall have occurred.

(b) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date (including those set forth in Sections 4.1, 4.2, 4.6, 4.7, 4.8, 4.9 and 4.16), in which case, such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date, after giving effect to such Borrowing requested to be made on such date and the use of proceeds thereof.

(d) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees and out-of-pocket expenses required to be paid hereunder (including the fees required to be paid under the Arranger Fee Letter) and (with respect to such expenses) invoiced at least three (3) Business Days prior to the Funding Date.

Any borrowing hereunder on any Funding Date shall constitute a representation and warranty by the Company as of such date that the conditions contained in this Section 5.2 have been satisfied or waived as of such date.

SECTION 6

AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Loan, interest or fee payable hereunder or under any other Loan Document is owing to any Lender:

6.1. Financial Statements. The Company shall deliver to the Administrative Agent, audited annual financial statements and unaudited quarterly financial statements of the Company within 15 days after it is required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, after giving effect to any extensions (or, if it is not required to file annual financial statements or unaudited quarterly financial statements with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, then within 15 days after it would be required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, after giving effect to any extensions, if it had a security listed and registered on a national securities exchange) (and, for the avoidance of doubt, no such unaudited quarterly financial statements shall be required to be delivered with respect to the last fiscal quarter of any fiscal year); provided, that such financial statements shall be deemed to be delivered upon the filing with the SEC of its Form 10-K or Form 10-Q for the relevant fiscal period; provided, further, that any restatement of previously delivered (or deemed delivered) financial statements shall not constitute a breach or violation of this Section 6.1.

6.2. Compliance Certificates. The Company shall deliver to the Administrative Agent within 5 Business Days after the delivery (or deemed delivery) of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing as of the date of such certificate, except as specified in such certificate, and (ii) containing a calculation of Consolidated Domestic Liquidity and Consolidated Global Liquidity as of the last day of the fiscal period covered by such financial statements.

6.3. Maintenance of Business; Existence. The Company shall continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its organizational existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its principal line of business, except, in each case, (i) to the extent that failure to do so would not have a Material Adverse Effect and (ii) as otherwise permitted or provided in the Loan Documents.

6.4. Maintenance of Insurance. The Company shall, and shall cause each other Loan Party to, maintain, as appropriate, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance, deductibles, and exclusions which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions, deductibles, and exclusions) as the Company believes (in the good faith judgment of the management of the Company) are reasonable in light of the size and nature of its business.

6.5. Notices. Promptly upon a Financial Officer of the Company obtaining actual knowledge thereof, the Company shall give notice to the Administrative Agent of the occurrence of any Default or Event of Default. Each notice pursuant to this Section 6.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the other relevant Loan Party has taken, is taking, or proposes to take with respect thereto.

6.6. Guarantors, etc.

(a) If any Principal Domestic Subsidiary (other than an Excluded Subsidiary) provides a guarantee of Material Indebtedness of the Company, the Company shall, substantially simultaneously with the provision of such guarantee of Material Indebtedness, deliver, or cause to be delivered, to the Administrative Agent (x) if the Guarantee is not in effect at such time, the Guarantee and (ii) if the Guarantee is otherwise in effect at such time, a Guarantee Joinder, in each case, executed and delivered by such Principal Domestic Subsidiary (other than an Excluded Subsidiary), together with customary secretary’s certificates, resolutions and legal opinions.

(b) Notwithstanding the foregoing or anything in any Loan Document to the contrary, in no event shall GM Holdings or any other Excluded Subsidiary be required to be a Guarantor or a Subsidiary Guarantor.

6.7. Books and Records. The Company shall and shall cause each other Loan Party to keep proper books of records and account in which entries are made in a manner so as to permit preparation of financial statements in conformity with GAAP (or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect in the jurisdiction of organization of such Foreign Subsidiary).

6.8. Ratings. The Company shall use commercially reasonable efforts to maintain an Index Debt Rating, to the extent available, from each of S&P, Moody’s and Fitch (it being understood that Moody’s does not provide Index Debt Ratings for investment grade companies); provided, that the Company shall not be required to obtain or maintain, as applicable, a specific Index Debt Rating.

SECTION 7

NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Loan, interest or fee payable hereunder or under any other Loan Document is owing to any Lender:

7.1. Minimum Liquidity. The Company shall not at any time permit the Consolidated Global Liquidity to be less than $4 billion or the Consolidated Domestic Liquidity to be less than $2 billion.

7.2. Indebtedness. The Company shall not, and shall not permit any Principal Domestic Subsidiary (other than an Excluded Subsidiary) to incur (A) in the case of the Company, any Indebtedness secured by a Lien and (B) in the case of any Principal Domestic Subsidiary, any Indebtedness, in each case, other than (i) Indebtedness secured by Permitted Liens, (ii) intercompany Indebtedness among the Company and its Subsidiaries (including Indebtedness between Subsidiaries), and (iii) Indebtedness (other than Indebtedness described in clauses (i)-(ii) above), in an aggregate principal amount, the Dollar Equivalent of which, at the time of the incurrence thereof, does not exceed 6.0% of Consolidated Tangible Assets.

7.3. Asset Sale Restrictions.

(a) All or Substantially All. The Company shall not, nor shall it permit any Principal Domestic Subsidiary to, in one transaction or a series of related transactions, Dispose of all or substantially all of their respective assets (on a consolidated basis), except (x) in a transaction that complies with Section 7.4(a) or (y) in the case of any Principal Domestic Subsidiary, to a wholly-owned Principal Domestic Subsidiary (or a wholly-owned Domestic Subsidiary that will be, following receipt of such assets, a wholly-owned Principal Domestic Subsidiary), in each case, other than any Excluded Subsidiary; provided, that notwithstanding the foregoing the Company or any of its Principal Domestic Subsidiaries may Dispose of all or any portion of an Excluded Subsidiary Business to one or more Excluded Subsidiaries.

(b) Principal Trade Names. The Company shall not, nor shall it permit any Principal Domestic Subsidiary or Qualified IP Holding Company to, Dispose of any Principal Trade Name, except (x) in a transaction that complies with Section 7.4 (other than Section 7.4(b)(iii)), (y) to a wholly-owned Principal Domestic Subsidiary (or a wholly-owned Domestic Subsidiary that will be, following receipt of such Principal Trade Name, a wholly-owned Principal Domestic Subsidiary), in each case, other than any Excluded Subsidiary or (z) in the case of the Designated Principal Trade Name, in any Permitted Principal Trade Name Transfer.

7.4. Fundamental Changes.

(a) The Company shall not merge or consolidate with any other Person or Dispose of all or substantially all of its assets to any Person unless (A) no Event of Default shall be continuing after giving effect to such transaction and (B)(x) the Company shall be the continuing entity or (y)(1) the Person formed by or surviving such merger or consolidation, or the transferee of such assets, shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia that expressly assumes all the obligations of the Company under the Loan Documents pursuant to a supplement or amendment to the Loan Documents reasonably satisfactory to the Administrative Agent, (2) the Company and each Subsidiary Guarantor (if any) shall have reaffirmed its obligations under the Loan Documents and (3) the Administrative Agent shall have received an opinion of counsel (which may be internal counsel to a Loan Party) which is reasonably satisfactory to the Administrative Agent and consistent with the opinions delivered on the Effective Date with respect to the Company.

(b) No Subsidiary that is a Subsidiary Guarantor shall merge or consolidate with any other Person or dispose of all or substantially all of its assets to any Person unless (i) the Company or a Subsidiary Guarantor shall be the continuing entity or shall be the transferee of such assets, (ii) (A) the Person formed by or surviving such merger or consolidation, or the transferee of such assets, shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia that expressly assumes all the obligations of such other Subsidiary Guarantor under the Loan Documents pursuant to a supplement or amendment to each applicable Loan Document reasonably satisfactory to the Administrative Agent, (B) the Company and each then-remaining Loan Party shall have reaffirmed its obligations under the Loan Documents and (C) the Administrative Agent shall have received an opinion of counsel (which may be internal counsel to a Loan Party) which is reasonably satisfactory to the Administrative Agent and, if applicable, consistent with the opinions delivered on the Effective Date with respect to such Loan Party, or (iii) in connection with an asset sale not prohibited by Section 7.3.

7.5. Anti-Corruption Laws and Sanctions. The Company shall not, and shall not permit any of its Subsidiaries to, knowingly use the proceeds of the Loans (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in, or with the government of, a Sanctioned Country, except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, the U.S. Department of Treasury or the U.S. Department of State, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section 7.5 shall no longer apply with respect to that country, region or territory.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Company shall fail to pay (i) any principal of any Loan at maturity, (ii) any interest or fee hereunder for a period of five Business Days after receipt of notice of such failure by the Company from the Administrative Agent or (iii) any other amount due and payable under any Loan Document for 30 days after receipt of notice of such failure by the Company from the Administrative Agent (other than, in the case of amounts in this clause (iii), any such amount being disputed by the Company in good faith); or

(b) any representation or warranty made or deemed made by the Company in any Loan Document or in any certified statement furnished pursuant to Section 6.2 at any time, shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party or any Principal Domestic Subsidiary shall default in the observance or performance of (i) its agreements in Section 7.1 for a period of 20 consecutive days, or (ii) any other agreement contained in this Agreement or in any other Loan Document; provided, that, with respect to clause (ii) only, such default shall continue unremedied for a period of 20 Business Days after the Company’s receipt from the Administrative Agent of notice of such default; or

(d) the Company or any Principal Domestic Subsidiary shall (i) default in making any payment of any principal of any Material Indebtedness on the due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement evidencing, securing or relating to such Indebtedness; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(e) (i) any Material Loan Party shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Loan Party, any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

(f) the occurrence of an ERISA Default; or

(g) one or more judgments or decrees shall be entered in the United States against any Material Loan Party (or in the jurisdiction of organization of the applicable Material Loan Party) that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof, and involves a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of the Dollar Equivalent, individually or in the aggregate, of $1 billion or more; or

(h) any Guarantee of any Subsidiary Guarantor shall cease to be in full force and effect (other than pursuant to or as provided by the terms hereof or any other Loan Document); or

(i) the occurrence of a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing by any Loan Party to the Lenders under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

SECTION 9

ADMINISTRATIVE AGENT

9.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 9.6, the provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3. Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1 or 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4. [Reserved]

9.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6. Resignation of Administrative Agent(a) .

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed),. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, to appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.21(d) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.6). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.7. Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arrangers have made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.8. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Guarantee Matters. Without limiting the provisions of Section 9.9, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guarantee pursuant to Section 10.15.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

9.11. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 10

MISCELLANEOUS

10.1. Amendments and Waivers. (a) Subject to Section 2.18(b) and (c) and Section 10.1(d), neither this Agreement, any other Loan Document (other than the any Fee Letter, which may be amended pursuant to its terms), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise expressly provided herein; provided, that any update or revision to any annex or schedule to any Loan Document (other than any amendment or modification to Schedule 1.1C to this Agreement) (including any update or revision to any annex or schedule to any Loan Document related to a Guarantee Joinder) shall not constitute an amendment, supplement or modification for purposes of this Section 10.1 and shall be effective upon acceptance thereof by the Administrative Agent. The Required Lenders and the Company (on its own behalf and as agent on behalf of any other Loan Party to the relevant Loan Document) may, or, with the written consent of the Required Lenders, the Administrative Agent (on behalf of the Required Lenders) and the Company (on its own behalf and as agent on behalf of any Loan Party to the relevant Loan Document) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement (including any condition precedent to an Extension of Credit) or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) forgive or reduce any principal amount or extend the final scheduled date of maturity of any Loan (for the purpose of clarity each of the foregoing not to include any waiver of a mandatory prepayment), reduce the stated rate of any interest, fee or prepayment premium payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of any post-default increases in interest rates), or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby;

(B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;

(C) consent to the assignment or transfer by or release of the Company of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from the obligations under the Guarantee (in each case, except as otherwise provided in the Loan Documents), in each case without the written consent of all Lenders;

(D) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders;

(E) [Reserved];

(F) amend, modify or waive any provision of this agreement or any other Loan Document in a manner adverse to the Administrative Agent without the written consent of the Administrative Agent;

(G) [Reserved];

(H) amend, modify or waive any provision of Section 2.19(a) or (b) or Section 10.7 without the written consent of each Lender adversely affected thereby;

(I) [Reserved]; or

(J) add additional available currencies to the Facility without the written consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing paragraph (a), without the consent of the Required Lenders, but subject to any consent required by paragraphs (A) through (J) above, the Administrative Agent (on its own behalf and as agent on behalf of each Lender) and the Company (on its own behalf and as agent on behalf of any other Loan Party who is a party to the relevant Loan Document) may amend, modify or supplement any provision of this Agreement or any other Loan Document, and the Administrative Agent (on its own behalf and as agent on behalf of each Lender) may waive any provision of this Agreement or any other Loan Document, in each case to (A) cure any ambiguity, omission, defect or inconsistency, (B) permit additional affiliates of the Company or other Persons to guarantee the Obligations or (C) release any Subsidiary Guarantor or other guarantor that is required or permitted to be released by the terms of any Loan Document and to release any such Subsidiary Guarantor that was or becomes an Excluded Subsidiary; provided, that the Administrative Agent shall notify the Lenders of any such amendment, modification, supplement or waiver consummated in accordance with this clause (ii) promptly after consummation thereof.

(c) For the avoidance of doubt it is understood that the delivery of a Guarantee Joinder shall not constitute an amendment, supplement or modification for purposes of this Section 10.1 and shall be effective upon the delivery thereof to the Administrative Agent.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended, supplemented or otherwise modified as set forth in Section 2.18.

10.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic transmission, as received during the recipient’s normal business hours, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent and the Company in the case of the Lenders or to such other address as may be hereafter notified by the respective parties hereto:

The Company:	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-A68 Detroit, MI 48265 Attention: Treasurer

with a copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-D41 Detroit, MI 48265 Attention: Assistant Treasurer

with a further copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-C18 Detroit, MI 48265 Attention: Director, Capital Markets

with a further copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-B98 Detroit, MI 48265 Attention: Director, Treasury Operations

with a further copy to (which shall not constitute notice):	General Motors Company Mail Code 482-C39-B40 300 Renaissance Center P.O. Box 300 Detroit, MI 48265-3000 Attention: General Counsel Email: craig.glidden@gm.com with a further copy to (which shall not constitute notice):

General Motors Company

Mail Code 482-C23-A68

300 Renaissance Center

P.O. Box 300

Detroit, MI 48265-3000

Attention: Assistant Corporate Secretary & Lead Counsel – Corporate Finance

Email: John.S.Kim@gm.com

Administrative Agent for all notices:	Bank of America, N.A., as Administrative Agent Email: joanna.herrera2@bofa.com Telephone: 469.201.8731 Attention: Joanna Herrera

with a copy to:	Bank of America, N.A. Email: anthony.w.kell@bofa.com Telephone: 972.997.7528 Attention: Tony Kell provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.11, 2.12 or 2.14 shall not be effective until received.

(b) Each of the parties hereto agrees that the Administrative Agent may, but shall not be obligated to, make any notices or other Communications available to the Lenders by posting such Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a user ID/password authorization system) and the Approved Electronic Platform is secured through a single user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the parties hereto acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY AFFILIATE THEREOF WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each of the parties hereto agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(f) Change of Address, Etc. Each of the Company and the Administrative Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(g) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Requests) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3. No Waiver; Cumulative Remedies, Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.7, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses; Limitation of Liability; Indemnity.

(a) Payment of Expenses. The Company agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the Facility, the consummation and administration of the transactions contemplated hereby and thereby and any amendment or waiver with respect thereto, including (i) the reasonable fees and out-of-pocket disbursements of Simpson Thacher & Bartlett LLP, and one additional local counsel in each relevant jurisdiction for the Administrative Agent and, in the event of a conflict, one separate counsel (and one local counsel in each relevant jurisdiction) for all persons similarly situated as required to address such conflict, (ii) filing and recording fees and expenses and (iii) the charges of the Approved Electronic Platform, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including the reasonable fees and out-of-pocket disbursements and other charges of one primary counsel to the Administrative Agent, one additional local counsel in each relevant jurisdiction which counsel shall act on behalf of all Lenders and the Administrative Agent and, in the event of a conflict, one separate counsel (and one local counsel in each relevant jurisdiction) for all persons similarly situated as required to address such conflict and (c) to pay, indemnify or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and the other Loan Documents.

(b) Limitation of Liability. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liability against any other party hereto, on any theory of liability, for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of this Agreement or the use or the proposed use of proceeds thereof and the other Loan Documents; provided, that this Section 10.5(b) shall not limit the Loan Parties’ indemnification obligations set forth in this Agreement to the extent the relevant, special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder.

(c) Indemnity. The Company shall pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to Taxes, which shall be governed exclusively by Section 2.21 or with respect to the costs, losses or expenses which are of the type covered by Section 2.20 or Section 2.22) in respect of the financing contemplated by this Agreement or the use or the proposed use of proceeds thereof, and the other Loan Documents (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from (i) the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) a material breach of the Loan Documents, by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees as determined by a court of competent jurisdiction in a final and non-appealable judgment or (iii) any dispute solely among Indemnitees not arising out of any act or omission of the Company or any of its affiliates (other than disputes involving claims against any Indemnitee in its capacity as, or fulfilling its role as, the Administrative Agent or an Arranger or similar role in respect of the transactions contemplated hereby).

(d) Unless such amounts are being contested in good faith by the Company, all amounts due under this Section 10.5 shall be payable not later than 45 Business Days after the party to whom such amount is owed has provided a statement or invoice therefor, setting forth in reasonable detail, the amount due and the relevant provision of this Section 10.5 under which such amount is payable by the Company. For purposes of the preceding sentence, it is understood and agreed that the Company may ask for reasonable supporting documentation to support any request to reimburse or pay out-of-pocket expenses, legal fees and disbursements, that the grace period to pay any such amounts shall not commence until such supporting documentation has been received by the Company and that out-of-pocket expenses that are reimbursable by the Company are limited to those that are consistent with the Company’s then prevailing policies and procedures for reimbursement of expenses. The Company agrees to provide upon request by any party that may be entitled to expense reimbursement hereunder, on a confidential basis, a written statement setting forth those portions of its then prevailing policies and procedures that are relevant to obtaining expense reimbursement hereunder. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address of the Company set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.

(e) The agreements in this Section 10.5 shall survive the repayment of the Loans and all other amounts payable hereunder. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert, and to cause each of the Subsidiary Guarantors not to assert, and hereby waives, and agrees to cause each of the Subsidiary Guarantors to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless the same shall have resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees as determined by a court of competent jurisdiction in a final and non-appealable judgment.

10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than pursuant to Section 7.4, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to advance notice to the Company, any Lender may assign to one or more assignees (other than (i) the Company or any affiliate of the Company or any natural person or (ii) to any Defaulting Lender or any of its Subsidiaries) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (in each case, not to be unreasonably withheld or delayed) of:

(1) the Company (unless such assignment is to a Lender to which any two or more of the following ratings have been issued by the relevant rating agency: (a) in the case of S&P, at least BBB; (b) in the case of Moody’s, at least Baa2; and (c) in the case of Fitch, at least BBB); and

(2) the Administrative Agent;

provided, that (x) no consent provided for in clause (2) above shall be required for an assignment to a Lender or an affiliate thereof and (y) no consent of the Company provided for in clause (1) above shall be required if an Event of Default under Section 8(a) or (e) has occurred and is continuing.

Notwithstanding the foregoing, no Lender shall be permitted to assign any of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to an Ineligible Assignee without the consent of the Company, which consent may be withheld in its sole discretion.

Notwithstanding the foregoing or anything to the contrary otherwise contained herein, assignments of Commitments or Loans by or to Goldman Sachs Bank USA to or by Goldman Sachs Lending Partners LLC shall be permitted without the consent of any party hereto.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans, the amount of the Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10 million, unless each of the Company and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Company shall be required if an Event of Default under Section 8(a) or (e) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment (or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, the Administrative Agent, as agent for the assigning Lender, and the Assignee) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall be paid by the assigning Lender or the Assignee or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, by the assigning Lender, the Assignee, or the Company); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Company an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the last sentence of (b)(iii) above, the entries in the Register shall be conclusive in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide a copy of the Register to the Company upon its request at any time and from time to time by electronic communication.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender (or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, the Administrative Agent, as agent for the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (D) such Participant shall not be an Ineligible Participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (A) of the proviso to the second sentence of Section 10.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any funds directly from the Company in respect of Sections 2.20, 2.21, 2.22 or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Company, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender. Any Participant shall not be entitled to the benefits of Section 2.21 unless such Participant complies with Sections 2.21(c), 2.21(d) and 2.21(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Company or the Administrative Agent at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure such Lender’s obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) In connection with any assignment pursuant hereto, the assigning Lender shall surrender the Note, if any, held by it and the Company shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Note of the assigning Lender) a new Note to the order of such assigning Lender or Assignee, as applicable, in the amount equal to the amount of such assigning Lender’s or Assignee’s, as applicable, Commitment to it after giving effect to its applicable assignment (or if the Commitments have terminated, the Loan of such party). Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled.”

10.7. Adjustments. If any Lender (a “Benefitted Lender”) shall, at any time after the Loans and all other amounts payable hereunder shall have become due and payable (whether at the stated maturity, by acceleration or otherwise), receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash in Dollars from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

10.8. Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Documents and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Documents and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Documents or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Documents and/or any Ancillary Document shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Documents and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Documents and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Documents and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission to Jurisdiction; Waivers. Each of the Administrative Agent, the Lenders, the Company and each other Loan Party hereby irrevocably and unconditionally: submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

(i) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(ii) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13. Judgment. The obligations of the Company in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the sum originally due to such party is denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency such party may in accordance with normal banking procedures purchase the Original Currency with the Judgment Currency; if the amount of the Original Currency so purchased is less than the sum originally due under such judgment to such party in the Original Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Company such excess. The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the Loans, interest and fees payable hereunder or under any other Loan Document.

10.14. Acknowledgments. The Company hereby acknowledges that:

(a) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Company or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Company or any Subsidiary, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company or any Subsidiary and the Lenders;

(d) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand; and

(e) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Company, or its Affiliates.

10.15. Releases of Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required in Section 10.1) to take, and the Administrative Agent hereby agrees to take promptly, any action requested by the Company having the effect of releasing, or evidencing the release of, any collateral or any obligations under the Guarantee (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in this Section 10.15.

(b) At such time as the Loans and interest and fees owing hereunder and under any other Loan Document shall have been paid in full and the Commitments have been terminated, all obligations (other than as expressly provided therein) of each Guarantor under the Guarantee shall terminate, all without delivery of any instrument or performance of any act by any person.

(c) Any guarantees of the Obligations from a Subsidiary Guarantor (including any obligations of such Subsidiary Guarantor under the Guarantee) will be automatically released if such Subsidiary Guarantor becomes an Excluded Subsidiary or for any other reason ceases to be a Subsidiary Guarantor pursuant to a transaction not otherwise prohibited by the Loan Documents.

(d) Any guarantees of the Obligations from a Subsidiary Guarantor (including any obligations of such Subsidiary Guarantor under the Guarantee) that is required to be a Guarantor solely because it has provided a guarantee of Material Indebtedness of the Company, will be automatically released upon such Subsidiary Guarantor ceasing to provide a guarantee of Material Indebtedness of the Company upon consummation of any transaction not otherwise prohibited by the Loan Documents, so long as, after giving pro forma effect to such release, no Default or Event of Default shall have occurred and be continuing hereunder (and the Administrative Agent may conclusively rely on a certificate to that effect provided to it by the Company upon its reasonable request without further inquiry). The Company shall promptly notify the Administrative Agent of any such occurrence in accordance with this Agreement.

10.16. Confidentiality. Each of the Administrative Agent, each Lender and each Transferee (each a “Receiving Party”) agrees to keep confidential all non-public information provided to it by or on behalf of any Loan Party or any of its respective Subsidiaries, the Administrative Agent or any Lender pursuant to or in connection with any Loan Document; provided, that nothing herein shall prevent a Receiving Party from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof for purposes of the transactions contemplated by this Agreement (it being acknowledged and agreed that such information would be subject to the confidentiality provisions of the this Section 10.16), (b) subject to a written agreement to comply with the provisions of this Section 10.16 (or other provisions at least as restrictive as this Section 10.16), to any actual or prospective Transferee or any pledgee referred to in Section 10.6(c) or any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction or to any credit insurance or reinsurance provider or broker relating to the Company and its obligations, (c) to its employees, officers, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, in each case, who are subject to or bound by an agreement to comply with the provisions of this Section 10.16 (or other provisions at least as restrictive as this Section 10.16), (d) upon the request or demand of any Governmental Authority or regulatory agency (including self-regulated agencies), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Company if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Company if reasonably feasible, (g) that has been publicly disclosed (other than by such Receiving Party in breach of this Section 10.16), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) with the consent of the Company.

10.17. WAIVERS OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18. USA Patriot Act and the Beneficial Ownership Regulation. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

10.19. [Reserved].

10.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.22. Interest Rate Limitations. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section 10.22 shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Company so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GENERAL MOTORS COMPANY

By:	/s/ Loek Beckers
Name: Loek Beckers
Title: Vice President and Treasurer

[Signature Page to 364-Day Delayed Draw Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

By:	/s/ Brian Lukehart
Name: Brian Lukehart
Title: Managing Director

[Signature Page to 364-Day Delayed Draw Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as Syndication Agent and as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to 364-Day Delayed Draw Term Loan Credit Agreement]

BARCLAYS BANK PLC, as Co-Documentation Agent and as Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to 364-Day Delayed Draw Term Loan Credit Agreement]

CITIBANK, N.A., as Co-Documentation Agent and as Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

[Signature Page to 364-Day Delayed Draw Term Loan Credit Agreement]

SCHEDULE 1.1A to Credit Agreement

COMMITMENTS

Lender	Commitment Amount
BANK OF AMERICA, N.A.	$[***]
GOLDMAN SACHS BANK USA	$[***]
BARCLAYS BANK PLC	$[***]
CITIBANK, N.A.	$[***]
Total	$[***]

Credit Agreement Schedule 1.1A

SCHEDULE 1.1B to Credit Agreement

INITIAL EXCLUDED SUBSIDIARIES

Name of Entity	Jurisdiction of Organization
Cruise LLC	Delaware
General Motors China LLC	Delaware
General Motors Ventures LLC	Delaware
Global Services Detroit LLC	Delaware
GM Canada Holdings LLC	Delaware
GM Regional Holdings LLC	Delaware
GMGP Holdings LLC	Delaware
Maven Drive LLC	Delaware
OnStar, LLC	Delaware
GM Cruise Holdings LLC	Delaware
OnStar Global Services Corporation	Delaware
BrightDrop LLC	Delaware
BrightDrop Solutions LLC	Delaware
BrightDrop Vehicle Distribution LLC	Delaware
Equip Insurance Holdings LLC	Delaware
OnStar National Insurance Company	Illinois
OnStar Insurance Services, Inc.	Arizona
OnStar Property and Casualty Insurance Company	Arizona
OnStar Indemnity Company	Arizona
Stellar Connected Claims Services, LLC	Arizona
GM Protections, LLC	Arizona
GM Financial Insurance Company	Arizona
General Motors Energy LLC	Delaware

Credit Agreement Schedule 1.1B

SCHEDULE 1.1C to Credit Agreement

PRICING GRID

S&P / Moody’s / Fitch Applicable Rating	Applicable Margin for Daily Simple SOFR Loans and Term Benchmark Loans	Applicable Margin for ABR Loans
≥ A-/A3/A-	[***]	[***]
BBB+ / Baa1 / BBB+	[***]	[***]
BBB / Baa2 / BBB	[***]	[***]
BBB- / Baa3 / BBB-	[***]	[***]
≤ BB+ / Ba1 / BB+	[***]	[***]

Changes in the Applicable Margin set forth in the pricing grid above shall become effective on the date on which S&P, Moody’s and/or Fitch changes the rating it has issued with respect to the Company’s senior unsecured debt rating. Each such change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s and/or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this Schedule 1.1C to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation[***]

Credit Agreement Schedule 1.1C

SCHEDULE 1.1D to Credit Agreement

EXISTING LIENS

Liens reflected in the lien search results, dated as of November 27, 2023 delivered to the Administrative Agent prior to the Effective Date.

Credit Agreement Schedule 1.1D

SCHEDULE 1.1E to Credit Agreement

EXCLUDED SUBSIDIARY BUSINESSES

[***]

Credit Agreement Schedule 1.1E

SCHEDULE 4.6 to Credit Agreement

LITIGATION

None.

Credit Agreement Schedule 4.6

EXHIBIT A to Credit Agreement

FORM OF

GUARANTEE AGREEMENT

made by

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTIES HERETO, as the Guarantors

in favor of

BANK OF AMERICA, N.A., as the Administrative Agent

Dated as of [_], [_]

ANNEX

Annex I Form of Joinder Agreement

ii

GUARANTEE AGREEMENT, dated as of [_] (this “Agreement”), made by each of the Subsidiary Guarantors (such term and certain other capitalized terms used herein being defined in Section 1.1) from time to time party hereto, and each of the Other Guarantors from time to time party hereto (together with the Subsidiary Guarantors, collectively, the “Guarantors”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (collectively, the “Lenders”) from time to time party to that certain 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation, (the “Company”), the Lenders, the Administrative Agent, Goldman Sachs Bank USA, as syndication agent (in such capacity, the “Syndication Agent”), and the other agents named therein.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to or for the account of the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company is a member of an affiliated group of companies that includes each Guarantor; and

WHEREAS, each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit made by the Lenders to or for the account of the Company under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to or for the Company, under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Agreement” has the meaning assigned to such term in the preamble.

“Company” has the meaning assigned to such term in the preamble.

“Credit Agreement” has the meaning assigned to such term in the preamble.

“Guaranteed Obligations” means, collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company (including interest on such other obligations or liabilities accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing on the Loans and such other obligations and liabilities at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents to which the Company is a party, in each case whether on account of principal, interest, reimbursement obligations, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including all reasonable fees and out-of-pocket disbursements of external counsel to the Administrative Agent or the Lenders that are required to be paid by the Company pursuant to the terms of any of the Loan Documents).

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, and each other Person that holds a Guaranteed Obligation.

“Guarantors” has the meaning assigned to such term in the preamble.

“Joinder Agreement” has the meaning assigned to such term in Section 3.14.

“Lenders” has the meaning assigned to such term in the preamble.

“Other Guarantors” means each Person, other than the Subsidiary Guarantors party to this Agreement on the date hereof or the Administrative Agent, that becomes a party to this Agreement pursuant to a Joinder Agreement executed and delivered by such Person pursuant to Section 3.14.

“paid in full” or “payment in full” means with respect to the Guaranteed Obligations, the payment in full in cash of the principal of and accrued (but unpaid) interest (including post-petition interest) and premium, if any, on, all such Guaranteed Obligations after or concurrently with termination of all commitments thereunder and payment in full in cash of all fees payable with respect to a Guaranteed Obligation at or prior to the time such principal and interest are paid.

“Subsidiary Guarantor” means each Principal Domestic Subsidiary that became a party to this Agreement pursuant to Sections 6.6(a) or 10.1(b) of the Credit Agreement.

1.2. Other Definitional Provisions.

(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) References to agreements defined in Section 1.1(b) shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time, references to any Person shall include its successors and permitted assigns, and references to any law, treaty, statute, rule or regulation shall (unless otherwise specified) be construed as including all statutory provisions, regulatory provisions, rulings, opinions, determinations or other provisions consolidating, amending, replacing, supplementing or interpreting such law, treaty, statute, rule or regulation.

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SECTION 2GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Guaranteed Parties, the prompt and complete payment, and not collection, and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) and at all times thereafter, of all Guaranteed Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Guaranteed Parties hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Guaranteed Obligations shall have been paid in full, notwithstanding that from time to time during the term of the Credit Agreement, the Company may be free from any Guaranteed Obligations.

(e) No payment made by the Company, any of the Guarantors, any other guarantor or any other Person, or received or collected by any Guaranteed Party from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations are paid in full.

2.2. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to any Guaranteed Party and each Guarantor shall remain liable to such Guaranteed Party for the full amount guaranteed by such Guarantor hereunder.

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2.3. No Subrogation.

Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Party against the Company or any Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Guaranteed Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Parties by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Guaranteed Parties, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Guarantor (or, if an Event of Default shall have occurred and be continuing, the Administrative Agent) may determine.

2.4. Amendments, etc. with respect to the Guaranteed Obligations.

Other than as expressly contemplated by Section 3.15 hereof, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by any Guaranteed Party may be rescinded by such Guaranteed Party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party, and the Credit Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all affected Lenders, or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5. Guarantee Absolute and Unconditional.

To the extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Guaranteed Party upon the guarantee contained herein or acceptance of the guarantee contained herein; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained herein; and all dealings between the Company and any of the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained herein. To the extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that the guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against any Guaranteed Party, (c) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor)

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which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of a surety or guarantor or any other obligor on any obligation of the Company for any of the Guaranteed Obligations, or of such Guarantor under the guarantee contained herein, in bankruptcy or in any other instance. Notwithstanding anything herein to the contrary, each of the Guarantors shall be released from its obligations hereunder to the extent provided in, and pursuant to the terms of, Section 3.15. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6. Reinstatement.

The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7. Payments.

Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office. All payments made hereunder shall be made in accordance with Sections 1.3 and 2.21 of the Credit Agreement.

SECTION 3MISCELLANEOUS

3.1. Authority of Administrative Agent.

Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Guaranteed Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. No Guaranteed Party other than the Administrative Agent may exercise any right or remedy hereunder, it being understood that all of such rights and remedies are vested in, and are exercisable solely by, the Administrative Agent for the benefit of the Guaranteed Parties.

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3.2. Amendments in Writing.

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

3.3. Notices.

All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided, that any such notice, request or demand to or upon any Guarantor shall be addressed to the Company at the addresses provided in Section 10.2 of the Credit Agreement (or such other address as the Company may at any time or from time to time provide for purposes of the Credit Agreement and this Agreement).

3.4. No Waiver by Course of Conduct; Cumulative Remedies.

No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 3.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.5. Enforcement Expenses; Indemnification.

(a) Without intending to duplicate the obligations of the Guarantors under Section 2.1, if and to the extent that the Company is required to pay or reimburse the Guaranteed Parties (or any of them), for various costs and expenses contemplated by Section 10.5 of the Credit Agreement, or to indemnify the Indemnitees (or any of them) for the Indemnified Liabilities, in each case as and to the extent (and in the manner) contemplated by Section 10.5 of the Credit Agreement, each Guarantor, jointly and severally, hereby agrees to make such payments or reimbursements and to provide such indemnification.

(b) The agreements of each Guarantor in this Section 3.5 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement.

3.6. Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the Guaranteed Parties and their permitted successors and assigns; provided, that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement other than (i) to the extent expressly permitted by the Credit Agreement or (ii) with the prior written consent of the Administrative Agent.

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3.7. Counterparts; Electronic Signature.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”, deliveries or the keeping of records in electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. The provisions of Section 10.8 of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

3.8. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9. Section Headings.

The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10. Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Guarantors and the Guaranteed Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Guarantor or any Guaranteed Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11. GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12. Submission To Jurisdiction; Waivers.

Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.3 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) hereby irrevocably designates the Company (and the Company hereby irrevocably accepts such designation) as its agent to receive service of process in any such action or proceeding;

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

3.13. Judgment.

The parties hereto agree that Section 10.13 of the Credit Agreement shall apply to the obligations of the Guarantors hereunder, mutatis mutandis.

3.14. Additional Guarantors.

Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.6 of the Credit Agreement, and each other Person (whether or not a Subsidiary of the Company) that the Company desires to become a party to this Agreement pursuant to Section 10.1(b) of the Credit Agreement or otherwise, shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary or other Person of a Joinder Agreement in the form of Annex I hereto (a “Joinder Agreement”).

3.15. Releases.

(a) Upon the satisfaction of the conditions set forth in Section 10.15(b) of the Credit Agreement, this Agreement and the obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, in accordance with the terms thereof.

(b) Upon the satisfaction of the conditions set forth in Section 10.15(c) or (d) of the Credit Agreement, the obligations (other than those expressly stated to survive such termination) of the applicable Subsidiary Guarantor hereunder shall terminate, without delivery of any instrument or performance of any act by any party, in accordance with the terms thereof.

(c) Notwithstanding the foregoing, the Administrative Agent agrees, at the request and the expense of the Company, at any time and from time to time, to execute and deliver any instrument or other document and in such form as may be reasonably specified by the Company, in order to give effect to the release of any Guarantor pursuant to the foregoing provisions of this Section 3.15.

8

3.16. WAIVER OF JURY TRIAL.

EACH GUARANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of this page intentionally left blank.]

9

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Signature Page to 364-Day Guarantee Agreement

ACCEPTED AND AGREED TO

AS OF THE DATE SET FORTH ABOVE:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

Signature Page to 364-Day Delayed Draw Term Loan Guarantee Agreement

Annex 1

to

Guarantee Agreement

JOINDER AGREEMENT, dated as of ________________, 20__ (the “Joinder Agreement”), made by ______________________________ (the “Additional Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders from time to time parties to the Credit Agreement referred to below. Unless otherwise defined herein, all capitalized terms not defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the certain 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), the Lenders, the Administrative Agent, Goldman Sachs Bank USA, as syndication agent, and the other agents named therein, the Subsidiary Guarantors (together with the other Persons party to the Guarantee Agreement (as defined below) as guarantors, collectively, the “Guarantors”) have entered into the Guarantee Agreement, dated as of [_], [_] (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Guarantee Agreement”); and

WHEREAS, the Additional Guarantor desires to become a party to the Guarantee Agreement in accordance with Section 3.14 of the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities and has all rights of a Guarantor thereunder.

2. Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

ACCEPTED AND AGREED TO

AS OF THE DATE SET FORTH ABOVE:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

EXHIBIT B

to

Credit Agreement

[Reserved]

EXHIBIT C

to

Credit Agreement

[Reserved]

EXHIBIT D

to

Credit Agreement

[Reserved]

EXHIBIT E

to

Credit Agreement

[Reserved]

EXHIBIT F

to

Credit Agreement

FORM OF CLOSING CERTIFICATE

CERTIFICATE

of

GENERAL MOTORS COMPANY

__________, 20__

This Certificate is furnished pursuant to Section 5.1(c) of that certain 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023, (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (together with its successors and permitted assigns, the “Company”), the lenders from time to time party thereto, Bank of America, N.A. as the Administrative Agent for the Lenders (the “Administrative Agent”), Goldman Sachs Bank USA as syndication agent, and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to such terms in the Credit Agreement.

I, the undersigned, [Assistant] Secretary of the Company, do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, that:

1. Attached hereto as Annex I is a true and complete copy of the Certificate of Incorporation of the Company as in effect of the date hereof. There have been no amendments to the Certificate of Incorporation of the Company except for those attached in Annex I, if any, and no action has been taken by the Company, its Board of Directors, or officers in contemplation of liquidation or dissolution of the Company.

2. Attached hereto as Annex II is a true, correct and complete copy of the by-laws of the Company as in effect on the date hereof.

3. ATTACHED HERETO AS ANNEX III IS A TRUE, CORRECT AND COMPLETE COPY OF RESOLUTIONS DULY ADOPTED BY THE BOARD OF DIRECTORS OF THE COMPANY [AT A MEETING THEREOF] [BY WRITTEN CONSENT] AS OF THE ___ DAY OF ____________, 20__; SUCH RESOLUTIONS HAVE NOT IN ANY WAY BEEN REVOKED, MODIFIED, AMENDED, OR RESCINDED, HAVE BEEN IN FULL FORCE AND EFFECT SINCE THEIR ADOPTION TO AND INCLUDING THE DATE HEREOF, AND ARE NOW IN FULL FORCE AND EFFECT, AND ARE THE ONLY ORGANIZATIONAL PROCEEDINGS OF THE COMPANY NOW IN FORCE RELATING TO OR AFFECTING THE MATTERS REFERRED TO THEREIN, AND THE [CREDIT AGREEMENT AND THE OTHER] LOAN DOCUMENTS TO WHICH THE COMPANY IS A PARTY ARE IN SUBSTANTIALLY THE FORMS OF THOSE DOCUMENTS APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY [AT SUCH MEETING].

4. THE PERSONS NAMED IN ANNEX IV ATTACHED HERETO ARE NOW DULY ELECTED AND DULY QUALIFIED OFFICERS OF THE COMPANY HOLDING THE OFFICES SET FORTH THEREIN OPPOSITE THEIR NAMES AND THE SIGNATURES SET FORTH THEREIN OPPOSITE THEIR NAMES ARE THEIR GENUINE SIGNATURES.

Witness my hand as of the first date written above.

[Assistant] Secretary

I, the undersigned, [[Assistant] Secretary][Responsible Officer] of the Company, do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, that:

1. ___________________ is [a] [the] duly elected and qualified [Assistant] Secretary of the Company and the signature above is [his][her] genuine signature.

2. The representations and warranties on the part of the Company contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent that any such representation and warranty expressly relates solely to an earlier date, in which case such representation and warranty was true and correct in all material respects on and as of such earlier date.

3. No Default or Event of Default has occurred and is continuing as of the date hereof.

[[Assistant] Secretary][Responsible Officer of Company]

ANNEX I

to

Certificate

Copy of the Certificate of Incorporation

of

GENERAL MOTORS COMPANY

ANNEX II

to

Certificate

Copy of the by-laws

of

GENERAL MOTORS COMPANY

ANNEX III

to

Certificate

Resolutions of the Board of Directors of GENERAL MOTORS COMPANY

ANNEX IV

to

Certificate

Name of Officer	Office	Signature

EXHIBIT G

to

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3.	Borrower(s):

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (together with its successors and permitted assigns, the “Company”), the lenders from time to time party thereto, Bank of America, N.A. for the Lenders, as administrative agent, Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms used herein have the meanings assigned to such terms in the Credit Agreement.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: [BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:][3]

Consented to: GENERAL MOTORS COMPANY

By:
Title:

[3]

Prior written consent of the Company and the Administrative Agent, is required unless, (x) in the case of the Administrative Agent, the Assignee is a Lender or affiliate thereof, and (y) in the case of the Company only, (i) an Event of Default under Section 8(a) or (e) of the Credit Agreement has occurred and is continuing or (ii) the Assignee is a Lender to which any two or more of the following ratings have been issued by the relevant rating agency: (a) in the case of S&P, at least BBB; (b) in the case of Moody’s, at least Baa2; and (c) in the case of Fitch, at least BBB.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof (or, if none of such financial statements shall have then been delivered or deemed delivered, then copies of the financial statements referred to in Section 4.1 thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, Syndication Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H to Credit Agreement

[Reserved]

EXHIBIT I-1 to Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________, 20__

EXHIBIT I-2 to Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partner/members’ conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT I-3 to Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________, 20__

EXHIBIT I-4 to Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________, 20__

EXHIBIT J to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

_____________, 20__

To:	Bank of America, N.A., as Administrative Agent under the 364-Day Delayed Draw Term Loan Credit Agreement referred to below

Re:

the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “364-Day Delayed Draw Term Loan Credit Agreement”), among General Motors Company (together with its successors and permitted assigns, the “Company”), the lenders from time to time party thereto, as lenders (the “Lenders”), Bank of America, N.A. as the Administrative Agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “364-Day Delayed Draw Term Loan Administrative Agent”), Goldman Sachs Bank USA, as Syndication Agent, and the other agents party thereto.

This Compliance Certificate (this “Certificate”) is furnished pursuant to Section 6.2 of the 364-Day Delayed Draw Term Loan Credit Agreement. Unless otherwise defined herein, terms used in this Compliance Certificate have the meanings assigned to such terms in the 364-Day Delayed Draw Term Loan Credit Agreement. I, the undersigned, a Responsible Officer of the Company, do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, as follows:

1. I am [the] [a] duly elected [insert title of Responsible Officer] of the Company;

2. To the best of my knowledge, no Default or Event of Default has occurred and is continuing as of the date hereof [, except as set forth in Annex 1 hereto];

3. Attached hereto as Schedule I is the calculation of Consolidated Domestic Liquidity as of the last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of the 364-Day Delayed Draw Term Loan Credit Agreement; and

4. Attached hereto as Schedule II is the calculation of Consolidated Global Liquidity as of the last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of the 364-Day Delayed Draw Term Loan Credit Agreement.

[signature page follows]

The foregoing certifications, together with the calculations set forth in Schedules I and II hereto, are made and delivered in my capacity described in paragraph 1 above for and on behalf of the Company.

GENERAL MOTORS COMPANY

By: _________________________________
Name: _______________________________
Title: ________________________________

SCHEDULE I to Compliance Certificate

Consolidated Domestic Liquidity as of _____________, 20__(the “Calculation Date”)1

(A) The Total Available Commitments under the 3-Year Revolving Credit Agreement as of the Calculation Date

PLUS

(B) The Total Available Commitments under the 5-Year Revolving Credit Agreement as of the Calculation Date

PLUS

(C) The Total Available Commitments under the 2023 364-Day Revolving Credit Agreement as of the Calculation Date

PLUS

(D) The Total Commitments available under the 364-Day Delayed Draw Term Loan Credit Agreement as of the Calculation Date

PLUS

(E) The total available commitments (after giving effect to any applicable borrowing base limitations) under other effective committed credit facilities of the Company or any Domestic Subsidiary[2] as of the Calculation Date.

[1]

The last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of the 364-Day Delayed Draw Term Loan Credit Agreement.

[2]	Excluding any warehouse facilities of GMF.

PLUS

(F) Total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Domestic Subsidiaries (other than Domestic Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as determined by the Company based on adjustments to the amount of total cash (other than restricted cash), cash equivalents, and Marketable Securities, as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC

Sum of (A) plus (B) plus (C) plus (D) plus (E) plus (F): Consolidated Domestic Liquidity:	$	__________________

SCHEDULE II to Compliance Certificate

Consolidated Global Liquidity as of _____________, 20__(the “Calculation Date”)1

(A) The Total Available Commitments under the 3-Year Revolving Credit Agreement as of the Calculation Date

PLUS

(B) The Total Available Commitments under the 5-Year Revolving Credit Agreement as of the Calculation Date

PLUS

(C) The Total Available Commitments under the 2023 364-Day Revolving Credit Agreement as of the Calculation Date

PLUS

(D) The Total Commitments available under the 364-Day Delayed Draw Term Loan Credit Agreement as of the Calculation Date

PLUS

(E) The total available commitments (after giving effect to any applicable borrowing base limitations) under other effective committed credit facilities of the Company or any of its Subsidiaries[2] as of the Calculation Date.

[1]

The last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of the 364-Day Delayed Draw Term Loan Credit Agreement.

[2]	Excluding any warehouse facilities of GMF.

PLUS

(F) The total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Subsidiaries (other than Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC

Sum of (A) plus (B) plus (C) plus (D) plus (E) plus (F): Consolidated Global Liquidity:	$	______________

ANNEX 1 to Compliance Certificate

[Defaults/Events of Default that have occurred and are continuing]

EXHIBIT K to Credit Agreement

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

$_____________	______________, 20__

FOR VALUE RECEIVED, the undersigned, GENERAL MOTORS COMPANY, a Delaware corporation (together with its successors and permitted assigns, the “Company”), hereby unconditionally promises to pay to ______________ (the “Lender”) or its registered assigns, on Maturity Date specified in the Credit Agreement (as hereinafter defined) at the Funding Office specified in such Credit Agreement, in the currency of such Loans and in immediately available funds, the principal amount of (a) ___________________ (__________), or, if less, (b) the unpaid principal amount of the Loans of the Lender outstanding under the Credit Agreement. The Company further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.16 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan evidenced hereby, and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Term Benchmark Loans, the length of each Interest Period with respect thereto. Subject to the provisions of Section 10.6(b) of the Credit Agreement, each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Company in respect of the Loans.

This Note (a) is one of the Notes referred to in the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation, the Lender, the other lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Goldman Sachs Bank USA, as syndication agent, and the other agents party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents subject to the release and termination provisions contained therein.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms used herein have the meanings assigned to such terms in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

GENERAL MOTORS COMPANY

By: ____________________________________
Name: __________________________________
Title: ___________________________________

SCHEDULE A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Term Benchmark Loans	Unpaid Principal Balance of ABR Loans	Made By

SCHEDULE B to Note

LOANS, CONVERSIONS AND REPAYMENTS OF TERM BENCHMARK LOANS

Date	Interest Period	Amount of Term Benchmark Loans	Amount Converted to Term Benchmark Loans	Amount of Principal of Term Benchmark Loans Repaid	Amount of Term Benchmark Loans Converted to ABR Loans	Unpaid Principal Balance of Term Benchmark Loans	Made By

SCHEDULE C to Note

LOANS, CONVERSIONS AND REPAYMENTS OF DAILY SIMPLE SOFR LOANS

Date	Facility	Currency	Amount of Daily Simple SOFR Loans	Amount Converted to Daily Simple SOFR Loans	Amount of Principal of Daily Simple SOFR Loans Repaid	Amount of Daily Simple SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of Daily Simple SOFR Loans	Made By

EXHIBIT L to Credit Agreement

FORM OF BORROWING REQUEST

Bank of America, N.A., as Administrative Agent for the

lenders referred to below

One Bryant Park

New York, NY, 10036, United States

Email: joanna.herrera2@bofa.com

Telephone: 469-201-8731

Attention: Joanna Herrera

_________, 20__

Ladies/Gentlemen:

The undersigned, General Motors Company, a Delaware corporation (the “Company”) refers to the 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023, as amended, restated, amended and restated, renewed, supplemented or modified from time to time (the “Credit Agreement”), among the Company, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that it requests an Extension of Credit under the Credit Agreement, and in connection sets forth below the terms on which such Extension of Credit is requested to be made:

(A)	Funding Date (which is a Business Day)[1]	________________

(B)	Aggregate Amount of Loan [2]	________________

[1]

Borrowing Request to be delivered to the Administrative Agent prior to (a) in the case of Term Benchmark Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, (b) in the case of Daily Simple SOFR Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing date or (c) in the case of ABR Loans, 11:00 A.M., New York City time, on the date of the proposed borrowing.

[2]

Each borrowing shall be in an amount equal to $25 million (or, if the Total Available Commitments at such time are less than $25 million, such lesser amount) or a whole multiple of $5 million in excess thereof.

(C)	Type of Loan [3]	________________

(D)	Interest Period and the last day thereof[4]	________________

(E)	Funds are requested to be disbursed to the Company’s account with _____________ (Account No. _________________ ).	________________

[Remainder of page intentionally left blank]

[3]	Specify Term Benchmark Borrowing, Daily Simple SOFR or ABR Borrowing.
[4]	Which shall be subject to the definition of “Interest Period” and end on or before the Termination Date.

The Applicable Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the requested Extension of Credit, the conditions to lending specified in Section[s] [5.1 and5] 5.2 of the Credit Agreement have been satisfied.

GENERAL MOTORS COMPANY

By:
Name:
Title:

[5]	[Insert for Borrowing on the Closing Date.]